Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

IWCO DIRECT HOLDINGS INC.,

CERTAIN STOCKHOLDERS OF IWCO DIRECT HOLDINGS INC.,

CSC SHAREHOLDER SERVICES, LLC,

AS REPRESENTATIVE,

MODUSLINK GLOBAL SOLUTIONS, INC.

and

MLGS MERGER COMPANY, INC.

Dated December 15, 2017

i

(continued)

ii

(continued)

iii

(continued)

Exhibit ASupport Agreement

Exhibit BForm of Escrow Agreement

Exhibit CCertificate of Merger

Exhibit DEstimated Merger Consideration Statement

Exhibit EForm of Letter of Transmittal

Exhibit FR&W Insurance Policy

Exhibit GCertificate of Incorporation of Surviving Corporation

iv

INDEX OF TERMS

Page

ACA	36
Accounting Firm	16
Action	1
Adjustment Escrow Amount	1
Affiliate	2
Affiliated Group	2
Agreement	2
Appraisal Claim	59
Business Day	2
Buyer Indemnitee	56
Buyer Indemnitees	56
Cash and Cash Equivalents	2
Certificate of Incorporation	2
Certificate of Merger	13
Certificates	2
Claim	61
Closing	21
Closing Balance Sheet	15
Closing Cash Consideration	2
Closing Date	21
Closing Date Bank Debt	2
Closing Date Funded Indebtedness	2
Closing Date Payments	15
COBRA	2
Code	3
Common Stock	3
Company	1
Company Data	3
Company Employee	49
Company Fundamental Representations	3
Company Intellectual Property Rights	3
Company Stock	3
Company Tax Liability	3
Contract	3
CSC	1
Current Representation	68
D&O Indemnified Persons	50
D&O Insurance Tail Policy	50
Data Room	13
Defaulted Funded Indebtedness	3
DGCL	13
Disputed Merger Consideration Items	16
Dissenting Shares	20

i

INDEX OF TERMS

(continued)

Page

Distribution	3
Distribution Amount	3
Distribution Percentage	4
Effective Time	13
Employee Benefit Plan	4
Environmental Laws	4
ERISA	4
ERISA Affiliate	4
Escrow Account	15
Escrow Agreement	4
Estimated Balance Sheet	14
Estimated Merger Consideration	14
Estimated Merger Consideration Statement	14
Exception Claims	4
Expense Funds	62
Expense Reserve	15
Final Merger Consideration	17
Financial Statements	26
Financing Expenses	8
Former Holders	4
Former Holders of Common Stock	5
Former Holders of Series A Preferred Stock	5
Former Holders of Series B-1 Preferred Stock	5
Former Holders of Series B-2 Preferred Stock	5
Fraud	5
Fundamental Payout Amount	56
Fundamental Representations	5
Funded Indebtedness	5
GAAP	5
GAAP Consistently Applied	5
Governmental Authority	6
Hazardous Substances	6
HSR Act	6
Indemnification Cap	6
Indemnified Party	57
Indemnitors	50
Information Technology Infrastructure	6
Intellectual Property Licenses	39
Intellectual Property Rights	6
Knowledge	7
L/T Representations	7
Laws	7
Leased Property	41

ii

INDEX OF TERMS

(continued)

Page

Letter of Transmittal	19
Liabilities	7
Lien	7
Loss	56
Material Adverse Effect	7
Material Contracts	39
Material Customers	42
Material Lease	41
Material Leases	41
Material Suppliers	43
Merger	13
Merger Consideration	14
Merger Consideration Dispute Notice	16
Merger Documents	8
Multiemployer Plan	8
Net Working Capital	8
Net Working Capital Adjustment	8
Newco	1
Order	8
Ordinary Course of Business	9
Parent	1
Parent Benefit Plan	49
Parent Group	52
Parent Prepared Tax Returns	51
Per Share Series A Preferred Closing Consideration	9
Permitted Liens	9
Person	9
Personal Data	9
Post-Closing Representation	68
Pre-Closing Net Operating Loss	52
Pre-Closing Tax Period	9
Property	9
Proposed Final Merger Consideration	15
Proposed Final Merger Consideration Statement	15
Proprietary Software	37
Protected Communications	9
R&W Insurance Policy	23
Recent Balance Sheet	9
Recent Balance Sheet Date	10
Recent Financial Statements	10
Reference Amount	10
Refund Amount	54
Refund Forms	52

iii

INDEX OF TERMS

(continued)

Page

Representative	61
Responsible Party	57
Retention Amount	10
Sales Taxes	10
Schedules	10
Seller Expenses	10
Seller Group	68
Seller Indemnitee	57
Seller Indemnitees	57
Series A Preferred Stock	10
Series B-1 Preferred Stock	10
Series B-2 Preferred Stock	10
Shareholders Agreement	10
Signing Stockholder	1
Software	6
Solvent	45
Stockholders	11
Straddle Period	53
Subsidiary	11
Support Agreement	1
Surviving Corporation	13
Tax	11
Tax Contest	53
Tax Representations	11
Tax Return	11
Third Party Claim	58
Transaction Incentive Award Closing Amount	11
Transaction Incentive Award Distribution Amount	12
Transaction Incentive Awards	11
Transaction Tax Deductions	12
Transfer Taxes	65
Unresolved Merger Consideration Items	16
Waiving Parties	68
Written Consent	21
iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated December 15, 2017, by and among (a) ModusLink Global Solutions, Inc., a Delaware corporation (“Parent”), (b) MLGS Merger Company, Inc., a Delaware corporation (“Newco”), (c) IWCO DIRECT HOLDINGS INC., a Delaware corporation (the “Company”), (d) CSC Shareholder Services, LLC, a Delaware limited liability company (“CSC”), solely in its capacity as Representative, and (e) the stockholders of the Company listed on the signature pages hereto (each, a “Signing Stockholder”).

WHEREAS, the respective Boards of Directors of Parent, Newco and the Company, and the respective stockholders of Newco and the Company, have approved the merger of Newco with and into the Company on the terms and subject to the conditions set forth herein.

WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent, Newco and the Company, and the stockholders of each of Newco and the Company, have approved this Agreement and the Merger (as defined below), upon the terms of and subject to the conditions set forth in this Agreement.

WHEREAS, pursuant to the Merger, each share of Series A Preferred Stock will be converted into the Per Share Series A Closing Consideration (as defined below) and the applicable Distribution Per Share Amount (as defined below) in respect of any future Distributions (as defined below), in the manner set forth herein.

WHEREAS, as a condition precedent to each stockholder of the Company receiving their respective portion of the consideration pursuant to this Agreement, each stockholder has entered, or will be required to enter, into a Support Agreement, by and among Parent, Newco, the Company, the Representative and such stockholder, substantially in the form attached hereto as Exhibit A (the “Support Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and undertakings contained herein and in the Letters of Transmittal (as defined herein), and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” means any lawsuit, administrative charge, investigation, action, proceeding, arbitration, audit, injunction or order by or before any Governmental Authority.

“Adjustment Escrow Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000) in cash to be held in accordance with the Escrow Agreement.

“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” means this Agreement and Plan of Merger.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind in accordance with GAAP (including bank account balances (net of outstanding checks but including inbound checks), marketable securities, short term investments and any amounts accrued or paid in advance by customers for postage, products or services) and certificates of deposit of the Company and its Subsidiaries as of the open of business on the Closing Date, net of any issued and uncleared checks as of the open of business on the Closing Date.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock, Series A Preferred Stock, Series B-1 Preferred Stock or Series B-2 Preferred Stock, as applicable.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, filed March 28, 2014.

“Closing Cash Consideration” means an amount equal to (i) the Estimated Merger Consideration minus (ii) the Adjustment Escrow Amount minus (iii) the Expense Reserve.

“Closing Date Bank Debt” means the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under (i) that certain Credit and Security Agreement, dated as of March 28, 2014, among the Company and its Subsidiaries and Wells Fargo Bank, National Association and (ii) that certain Loan Agreement, dated as of March 28, 2014, among the Company, Prospect Capital Corporation and the other parties thereto, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the open of business on the Closing Date; provided that in calculating the Merger Consideration for purposes of Section 2.7, Closing Date Funded Indebtedness shall be reduced by the Cash and Cash Equivalents.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

2

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Company Data” means the Company’s and its Subsidiaries’ proprietary, confidential data, including customer data and Personal Data held by the Company or its Subsidiaries.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.20, Section 5.1, Section 5.2, Section 5.6 and Section 5.7, the following representations and warranties set forth in each Letter of Transmittal: (a), (b), (c) and (f) and the following representations and warranties set forth in each Support Agreement: Section 3(a), Section 3(b), Section 3(c) and Section 3(f).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned in whole or in part by the Company or its Subsidiaries.

“Company Stock” means, collectively, the Common Stock, the Series A Preferred Stock, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Company Tax Liability” means Liabilities of the Company and its Subsidiaries for the payment of Sales Taxes owed by the Company or its Subsidiaries with respect to the Pre-Closing Tax Period in jurisdictions in which the Company or any of its Subsidiaries has not previously filed Sales Tax Returns.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, license, or other agreements or commitments, whether written or oral.

“Defaulted Funded Indebtedness” means any Funded Indebtedness which is in default or would be in default after the consummation of the transactions contemplated by this Agreement.

“Distribution” means any cash distribution to be paid to holders of Transaction Incentive Awards and Former Holders of Series A Preferred Stock following the Closing as set forth in this Agreement, including any distribution pursuant to Section 2.7(e) and any distribution in respect of the Expense Reserve (excluding, for the avoidance of doubt, the Estimated Merger Consideration on the Closing Date).

“Distribution Amount” means the amount of any Distribution less the Transaction Incentive Distribution Amount in respect of such Distribution.

“Distribution Per Share Amount” means, with respect to any Distribution Amount, with respect to each share of Series A Preferred Stock, an amount equal to the Distribution Amount divided by the number of issued and outstanding shares of Series A Preferred Stock immediately prior to the Effective Time.

3

“Distribution Percentage” means with respect to each Former Holder and holder of Transaction Incentive Awards, the percentage set forth opposite such holder’s name on Section 1.1(a) of the Schedules.

“Employee Benefit Plan” means any plan, program, policy, practice or Contract, whether written or unwritten, providing benefits or compensation to any employee, officer, director, consultant or independent contractor (in each case current or former) or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or otherwise has any Liability (including through an ERISA Affiliate) whether contingent or otherwise, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or any bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, phantom equity, stock option or other equity-related award, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice or Contract.

“Environmental Laws” means all applicable federal, state, local and foreign Laws, guidance documents (where binding and enforceable), approvals, authorizations, licenses or permits issued by any Governmental Authority and all applicable judicial, administrative and regulatory Orders and similar provisions having the force or effect of Law concerning protection of human health from exposure to Hazardous Substances, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” means any entity that would be considered a single employer with the Company or any of its Subsidiaries within the meaning of Section 414 of the Code.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date by and among Parent, the Representative and Wells Fargo Bank, National Association, substantially in the form of Exhibit B attached hereto.

“Exception Claims” means if a Third Party Claim (i) seeks non-monetary relief, (ii) involves a criminal allegation by a Governmental Authority, (iii) involves a claim by or against a customer or supplier of the Company or any of its Subsidiaries, (iv) involves, in the opinion of counsel of the Indemnified Party, a conflict of interest between the Responsible Party and the Indemnified Party or (v) involves a claim for which the insurer under the R&W Insurance Policy has assumed the conduct and control.

“Former Holders” means, collectively, the Former Holders of Common Stock, the Former Holders of Series A Preferred Stock, the Former Holders of Series B-1 Preferred Stock and the Former Holders of Series B-2 Preferred Stock, and includes, without limitation, the Stockholders.

4

“Former Holders of Common Stock” means the holders of Common Stock as of immediately prior to the Closing.

“Former Holders of Series A Preferred Stock” means the holders of Series A Preferred Stock as of immediately prior to the Closing.

“Former Holders of Series B-1 Preferred Stock” means the holders of Series B-1 Preferred Stock as of immediately prior to the Closing.

“Former Holders of Series B-2 Preferred Stock” means the holders of Series B-2 Preferred Stock as of immediately prior to the Closing.

“Fraud” means, with respect to a Former Holder or any officer, director or employee of the Company or any of its Subsidiaries, intentional and knowing misrepresentation of material facts with the intent to mislead or deceive with respect to the making of a representation or warranty pursuant to this Agreement that would constitute common law fraud.

“Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under any obligations of the Company or any of its Subsidiaries for (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations of the types described in clauses (i) and (ii) guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries, (iv) letters of credit, only to the extent drawn, and bankers’ acceptances issued for the account of the Company or any of its Subsidiaries, (v) obligations under leases required in accordance with GAAP to be recorded as capital leases, (vi) indebtedness for the deferred purchase price of property or services, other than ordinary course trade payables, (vii) all payment obligations under any interest rate swap agreements or interest rate hedge agreements, in each case excluding (x) any intercompany obligations between or among the Company and any of its Subsidiaries and Financing Expenses and (y) any items taken into account in determining Net Working Capital.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.20, Section 4.1, Section 4.2, Section 4.6, Section 5.1, Section 5.2, Section 5.6 and Section 5.7, the following representations and warranties set forth in each Letter of Transmittal: (a), (b), (c) and (f) and the following representations and warranties set forth in each Support Agreement: Section 3(a), Section 3(b), Section 3(c) and Section 3(f).

“GAAP” means generally accepted accounting principles as in effect in the United States as of the date of preparation.

“GAAP Consistently Applied” means GAAP using the same accounting methods, principles, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the Recent Financial Statements (provided that if there is any difference between such principles and GAAP then such principles shall apply) and (i) not taking into account any changes in circumstances or events occurring after the opening of business on the Closing Date; (ii) not including any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (iii) not reflecting, directly or indirectly, any additional reserve or accrual (not including amounts thereof) that is not reflected on the Recent Balance Sheet, and (iv) not introducing any new class or classes of liabilities, asset reserves or valuation allowances in the determination of Net Working Capital that were not used in determining the Reference Amount.

5

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means hazardous or toxic substances or materials, hazardous wastes, pollutants or contaminants as said terms are defined by applicable Environmental Laws or with respect to which Liability or standards of conduct are imposed under any applicable Environmental Laws, including without limitation, petroleum or petroleum constituents, friable asbestos-containing material, polychlorinated biphenyls, asbestos and toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Cap” means an amount equal to (i) $475,600,000 plus (ii) the Net Working Capital Adjustment (which may be a negative number).

“Information Technology Infrastructure” means the hardware, software, network infrastructure and other information technology infrastructure systems of Company and its Subsidiaries (whether owned, leased, software as a service, cloud-based or otherwise) that are used in their respective business or operations.

“Intellectual Property Rights” means the following: (i) patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom; (ii) inventions, invention disclosures, discoveries and improvements, whether or not patentable invention; (iii) computer software and firmware, including without limitation data files, source code, object code and software-related specifications and documentation (collectively “Software”); (iv) copyright rights and all works of authorship, including such works fixed in a tangible medium or expression, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalents, applications for registration or foreign equivalents, all moral rights, all common-law rights, and all rights to register and obtain renewals and extension of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention; (v) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (vi) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person; (vii) domain names, social media handles and accounts, and all websites, including without limitation all of the data, scripts, information, text and graphics relating to websites or FTP sites on the internet, the structure, sequence and organization of the sites, all text, graphics and other information displayed thereon and the rights owned or licensed for any and all Software used to develop, maintain or enhance such text, graphics and other information displayed thereon; and (viii) proprietary databases and data compilations and all documentation relating to the foregoing including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

6

“Knowledge” means, with respect to any Person, the actual knowledge of such Person after reasonable inquiry; provided that, in the case of the Company, such Knowledge shall be limited to the Knowledge of James Andersen, Jake Hertel, Joseph Morrison and Mike Ertel.

“Laws” means any statutes, laws, rules, regulations, codes, ordinances, policies and Orders of all Governmental Authorities.

“Liabilities” with respect to any Person, means any liability, debt or other monetary obligation or guarantee of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

“L/T Representations” means the representations and warranties of the Former Holders set forth in each Letter of Transmittal and in each Support Agreement.

“Material Adverse Effect” means any event, change, occurrence, condition or circumstance which has had or could reasonably be expected to have a material adverse effect upon the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any event, change, occurrence, condition or circumstance arising from or related to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (i) conditions generally affecting the United States or foreign economies or generally affecting one or more industries in which the Company or its Subsidiaries operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (iii) financial, banking or securities markets (including (x) any disruption thereof, (y) any decline or rise in the price of any security or any market index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (iv) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); provided that the matters described in (i) and (ii) shall be taken into account to the extent such matter has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

7

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, each Letter of Transmittal, each Support Agreement, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Reference Amount or (ii) the amount by which Net Working Capital is less than the Reference Amount; provided that any amount which is calculated pursuant to clause (ii) of this definition shall be deemed to be a negative number.

“Net Working Capital” means the “current assets” of the Company and its Subsidiaries set forth in Section 1.1(b) of the Schedules less the “current liabilities” of the Company and its Subsidiaries set forth in Section 1.1(b) of the Schedules, in each case, as each such “current asset” and “current liability” is accrued and reflected on the books and records of the Company and its Subsidiaries in accordance with GAAP Consistently Applied as of the opening of business on the Closing Date, subject to the adjustments and exclusions set forth in Section 1.1(b) of the Schedules; provided that, for the avoidance of doubt, “current assets” shall not include (a) Cash and Cash Equivalents, or (b) any Tax assets, and “current liabilities” shall not include (u) any Funded Indebtedness, (w) notes payable, (x) Seller Expenses, (y) any Tax liabilities, or (z) any fees and expenses to the extent incurred by or at the direction of Parent, Newco or their respective Affiliates or otherwise relating to Parent’s, Newco’s or their respective Affiliates’ financing for the transactions contemplated hereby (the “Financing Expenses”). For the further avoidance of doubt, the determination of the Net Working Capital Adjustment and the preparation of the Final Merger Consideration will take into account only those components (i.e., only those line items) and adjustments reflected in Section 1.1(b) of the Schedules and used in calculating the Reference Amount. Further to the preceding sentence, the calculation of Final Merger Consideration will be determined in all instances in accordance with GAAP Consistently Applied (and without any change in or introduction of any new reserves), and without duplication to any items counted in such calculation. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from GAAP Consistently Applied. The parties hereto agree that Net Working Capital shall be calculated and formatted consistent with the illustrative calculation of Net Working Capital set forth in Section 1.1(b) of the Schedules.

“Order” means any outstanding order, ruling, judgment, writ, injunction, stipulation, award, decree or similar order of any Governmental Authority or arbitrator.

8

“Ordinary Course of Business” means any action taken by a Person if such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permitted Liens” means (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and which are set forth as a current liability in the Net Working Capital, (b) as to any Property, easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company and its Subsidiaries or the use or occupancy, value of the assets subject thereto, (c) Liens for Taxes not yet due and payable, or for Taxes that the taxpayer is contesting, and for which adequate reserve has been made in the Net Working Capital and (d) as to any Leased Property, Liens created, permitted or suffered by the fee owner thereof.

“Per Share Series A Preferred Closing Consideration” means, with respect to each share of Series A Preferred Stock, an amount equal to the Closing Cash Consideration divided by the number of issued and outstanding shares of Series A Preferred Stock immediately prior to the Effective Time.

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Data” means (i) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number, and (ii) any other piece of non-publicly available information that allows the identification of such natural person.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing and the portion through the end of the day on the Closing Date for the Straddle Period.

“Property” means the Leased Property and all real property owned by the Company or any Subsidiary.

“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Company or its Subsidiaries, the Former Holders, or any of their respective Affiliates, equity holders, directors, officers, employees, agents, advisors (including Houlihan Lokey) and attorneys (including Dechert LLP or any predecessor or successor law firm of the foregoing) relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving the Company and its Subsidiaries.

“Recent Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2017.

9

“Recent Balance Sheet Date” means September 30, 2017.

“Recent Financial Statements” means the Recent Balance Sheet and the related consolidated unaudited statements of operations and cash flows of the Company and its Subsidiaries for the nine (9) months ended as of September 30, 2017.

“Reference Amount” means $13,173,524.

“Retention Amount” means $4,756,000.

“Sales Taxes” means Taxes imposed on the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiary’s retail sale of tangible personal property and other items subject to such Tax in a relevant jurisdiction.

“Schedules” means the disclosure schedules delivered by the Company to Parent and Newco in connection with this Agreement.

“Seller Expenses” means (i) any investment banking, accounting, attorney or other professional fees incurred by the Company or the Former Holders on or prior to Closing with respect to the transactions contemplated by this Agreement plus (ii) any management or transaction fees (including any accelerated management fees) incurred by the Company or the Former Holders on or prior to Closing in connection with any of the transactions contemplated by this Agreement, plus (iii) all sale, transaction, or change of control payments to current or former directors, officers, consultants, employees of the Company or its Subsidiaries or other service providers that are payable by the Company or any of its Subsidiaries upon, in whole or in part by reason of, the consummation of the transactions contemplated hereby (and in no event as a result of a “double trigger” provision where the Closing is the first such trigger), plus (iv) the Expense Funds, plus (v) the premium and all costs and expenses for the R&W Insurance Policy, plus (vi) the premium for the D&O Insurance Tail Policy; in all cases to the extent (A) as in effect as of immediately prior to the Closing and (B) unpaid at or immediately prior to Closing. For the avoidance of doubt, Transaction Incentive Awards paid in accordance with the terms of the applicable letter agreement shall not constitute Seller Expenses.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.01 per share, of the Company.

“Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, par value $0.01 per share, of the Company.

“Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement, dated March 28, 2014, by and among IWCO Direct Holdings Inc., Court Square Capital Partners II, L.P., Court Square Capital Partners II-A, L.P., Court Square Capital Partners (Executive) II, L.P., Court Square Capital Partners (Offshore) II, L.P., WAM Holdings, LLC, ACP/IWCO Holdings, LLC, ACP IWCO Splitter, L.P., Avista Capital Partners (Offshore), L.P., the Senior Executives (as defined therein) and the Management Investors (as defined therein).

10

“Stockholders” means the owners of Company Stock.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, including, without limitation, with respect to the Company, (i) Instant Web LLC, a Delaware limited liability company, (ii) United Mailing, Inc., a Minnesota corporation, (iii) Victory Envelope, Inc., a Minnesota corporation, (iv) IWCO Direct New York, Inc., a Delaware corporation, (v) IWCO Direct North Carolina, Inc., a Minnesota corporation, and (vi) IWCO Direct TWIN LLC, a Delaware limited liability company. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, transfer, occupation, windfall profits, customs, duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing.

“Tax Representations” means any representation or warranty in Section 3.10 (Taxes).

“Tax Return” means any return, statement, form, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws relating to any Tax (including any amendment thereof).

“Transaction Incentive Awards” means outstanding awards granted by the Company to employees pursuant to letter agreements with the recipients thereof.

“Transaction Incentive Award Closing Amount” means the aggregate amount of Closing Date Payments payable to holders of Transaction Incentive Awards at Closing pursuant to the terms of such awards.

11

“Transaction Incentive Award Distribution Amount” means, with respect to any Distribution, the aggregate amount of such Distribution payable to holders of Transaction Incentive Awards pursuant to the terms of such awards based on the aggregate Distribution Percentage set forth on Section 1.1(a) of the Schedules applicable to the Transaction Incentive Awards.

“Transaction Tax Deductions” means the sum of all items of loss or deduction for U.S. federal income Tax purposes resulting from or attributable to (a) any sale, retention, or similar bonus or change of control or other payments or benefits to current or former directors, officers, consultants, employees or other service providers payable by the Company or any of its Subsidiaries in connection with the consummation of the transaction contemplated by this Agreement (including, without limitation, amounts payable in respect of the Transaction Incentive Awards), (b) any fees, expenses and interest (including unamortized original issue discount and any other amounts treated as interest for U.S. federal income tax purposes), and any prepayment penalty or breakage fees paid in connection with the consummation of the transaction contemplated by this Agreement, unamortized debt issuance costs or deferred reorganization costs of the Company or any of its Subsidiaries as of the Closing Date, (c) any Seller Expenses not included in clauses (a) or (b), in each case to the extent there is substantial authority, in the reasonable judgment of the Representative and Parent, that such item is deductible for U.S. federal income tax purposes, and (d) the amounts listed on Section 1.1(c) of the Schedules.

Section 1.2. Interpretation.

(a) Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) the word “or” is used in the inclusive sense of “and/or”; (iv) masculine gender shall also include the feminine and neutral genders, and vice versa; (v) words importing the singular shall also include the plural, and vice versa; and (vi) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under GAAP.

(b) Unless the context of this Agreement otherwise requires and except for references in the Schedules, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

(e) References to documents or other materials “provided” or “made available” to Parent or Newco or similar phrases shall mean that such documents or other materials were present in the online data room (the “Data Room”) maintained by the Company or the Former Holders for purposes of the transactions contemplated by this Agreement prior to the date hereof.

12

(f) The parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has or has not breached shall not (i) detract from or mitigate the fact that the party is in breach of such representation, warranty, covenant or agreement or (ii) prevent or in any way limit recovery pursuant to this Agreement for breach of such representation, warranty, covenant or agreement.

ARTICLE II

MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL. The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Newco shall vest in the Surviving Corporation, and all debts (other than Funded Indebtedness), Liabilities, restrictions and duties of each of the Company and Newco shall become the debts, Liabilities, restrictions and duties of the Surviving Corporation. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.” Notwithstanding Section 251 of the Delaware General Corporation Law, as amended, no Former Holder shall be entitled to any consideration pursuant to this Agreement unless and until such Former Holder has entered into a Support Agreement, which agreements are part of the terms and conditions of the Merger.

Section 2.2. Certificate of Merger. On the Closing Date, the parties hereto shall cause the Merger to be effected by executing and filing a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL to be properly executed and filed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall be effective on the Closing Date at the time of the filing of the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

13

Section 2.3. Certificate of Incorporation. The certificate of incorporation attached hereto as Exhibit G hereto shall be the certificate of incorporation of the Surviving Corporation and shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DGCL.

Section 2.4. Bylaws. The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

Section 2.5. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

Section 2.6. Directors. The directors of Newco immediately prior to the Effective Time and Jim Andersen shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

Section 2.7. Merger Consideration.

(a) Merger Consideration. The aggregate consideration for the Company Stock pursuant to the Merger shall be a dollar amount equal to (i) $475,600,000, plus (ii) the Net Working Capital Adjustment (which may be a negative number), minus (iii) the amount of Closing Date Funded Indebtedness, minus (iv) the amount of any Seller Expenses, minus (v) the Transaction Incentive Award Closing Amount (the “Merger Consideration”).

(b) Estimated Merger Consideration. Attached hereto as Exhibit D is a statement prepared by the Company (the “Estimated Merger Consideration Statement”) consisting of a good faith estimate by the Company of (i) the Merger Consideration (the “Estimated Merger Consideration”) and (ii) a consolidated balance sheet of the Company and its Subsidiaries as of the opening of business on the Closing Date (the “Estimated Balance Sheet”) but without giving effect to the Closing, in the same form and including the same line items as the Recent Balance Sheet and prepared in accordance with GAAP Consistently Applied. The Estimated Merger Consideration and such balance sheet shall be determined by the Company based upon the Recent Financial Statements while taking into account changes in the Company’s financial position since the Recent Balance Sheet Date. In connection with determining the Estimated Merger Consideration, the Company shall (A) estimate the amount of the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (B) estimate the amount of Closing Date Funded Indebtedness (including the amount of Cash and Cash Equivalents as of the opening of business on the Closing Date), (C) estimate the Seller Expenses and (D) set forth the amounts of each of the Closing Date Payments (as defined below).

14

(c) Closing Date Payments. On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall make the following payments in cash on behalf of Parent (collectively, the “Closing Date Payments”):

(i) The Closing Date Bank Debt and Defaulted Funded Indebtedness shall be paid to the holders thereof on behalf of the Company as specified in each holder’s applicable payoff letter, by wire transfer of immediately available funds to such account or accounts as directed in the applicable payoff letter or as directed by the Company in writing to Parent;

(ii) The Surviving Corporation shall pay on the Closing Date any Seller Expenses not paid by the Company prior to the Closing;

(iii) The Surviving Corporation shall receive by wire transfer of immediately available funds, for further distribution to the holders of Transaction Incentive Awards, an amount equal to the Transaction Incentive Award Closing Amount as set forth in the Estimated Merger Consideration Statement;

(iv) The Adjustment Escrow Amount shall be deposited on behalf of Parent for the benefit of the Former Holders of Series A Preferred Stock and the holders of the Transaction Incentive Awards into a non-interest bearing escrow account (the “Escrow Account”), which shall be established pursuant to the Escrow Agreement;

(v) $200,000 shall be delivered to the Representative to cover costs and expenses incurred by the Representative in its capacity as the Representative (the “Expense Reserve”); and

(vi) Each Former Holder of Series A Preferred Stock shall receive by wire transfer of immediately available funds an amount equal to the Per Share Series A Preferred Closing Consideration for each share of Series A Preferred Stock owned by such Former Holder subject to and in accordance with Sections 2.8 and 2.9, in each case as set forth in the Estimated Merger Consideration Statement.

(d) Determination of the Final Merger Consideration.

(i) As soon as practicable, but no later than 60 days after the Closing Date, Parent shall prepare and deliver to the Representative a statement (the “Proposed Final Merger Consideration Statement”) consisting of (x) a consolidated balance sheet of the Surviving Corporation and its Subsidiaries as of the opening of business on the Closing Date but without giving effect to the Closing, in the same form and including the same line items as the Recent Balance Sheet and prepared in accordance with GAAP Consistently Applied (the “Closing Balance Sheet”) and (y) a proposed calculation in reasonable detail of the Merger Consideration (the “Proposed Final Merger Consideration”), which shall include a calculation of the proposed Net Working Capital Adjustment, the proposed Closing Date Funded Indebtedness (including the amount of Cash and Cash Equivalents as of the opening of business on the Closing Date) and the proposed Seller Expenses. During the 30-day period following the Representative’s receipt of the Proposed Final Merger Consideration Statement, the Representative and its accountants (which may be the Company’s current auditors or accounting consultants) shall, at the Representative’s expense, be permitted reasonable access to review the books and records (including, working papers, appropriate personnel and outside advisors) of Parent and Parent’s independent accountant relating to the Proposed Final Merger Consideration Statement as may be reasonably requested by the Representative.

15

(ii) If the Representative does not give a written notice of dispute setting forth in reasonable detail the items and amounts in dispute (a “Merger Consideration Dispute Notice”) to Parent within 30 days after receiving the Proposed Final Merger Consideration Statement, the parties hereto agree that the Proposed Final Merger Consideration Statement shall become final, binding and conclusive upon the parties. If the Representative gives a Merger Consideration Dispute Notice to Parent (the items and amounts in dispute, the “Disputed Merger Consideration Items”) within such 30-day period, the Representative and Parent shall use reasonable efforts to resolve the Disputed Merger Consideration Items during the 30-day period commencing on the date Parent receives such Merger Consideration Dispute Notice. If the parties reach agreement with respect to any Disputed Merger Consideration Items within such 30-day period, Parent shall revise the Proposed Final Merger Consideration Statement to reflect such agreement, which shall be final, binding and conclusive upon the parties. If the Representative and Parent do not obtain a final written resolution of all Disputed Merger Consideration Items within such 30-day period, then the unresolved Disputed Merger Consideration Items (the “Unresolved Merger Consideration Items”) shall be submitted immediately to the New York, New York office of Deloitte (the “Accounting Firm”). The Accounting Firm shall be required to render a determination regarding the Unresolved Merger Consideration Items within 30 days after referral of the matter to the Accounting Firm, or as soon as practicable thereafter, which determination must be in accordance with the terms of this Agreement and in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon the Representative, Parent and the other parties hereto absent manifest error, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(iii) The Accounting Firm shall act as an expert and not as an arbitrator, shall make a determination only with respect to the Unresolved Merger Consideration Items and in a manner consistent with this Section 2.7 and the requirements of this Agreement, and in no event shall its determination of Unresolved Merger Consideration Items be for an amount outside the range of the parties’ disagreement. Each party shall use its reasonable best efforts to furnish to the Accounting Firm such work papers and other documents and information pertaining to the Unresolved Merger Consideration Items as the Accounting Firm may request. If possible, the Accounting Firm shall make its determination based solely on presentations by Parent and the Representative; provided, that if the Accounting Firm is unable to reach a conclusion on this basis, the Accounting Firm shall review such additional information provided by Parent and the Representative upon request of the Accounting Firm and perform such additional procedures as the Accounting Firm deems reasonably necessary. In the event Parent or the Representative does not comply with the procedural and time requirements contained herein or such other procedural or time requirements as required by the Accounting Firm or as Parent or the Representative otherwise elect in writing, the Accounting Firm shall render a decision based solely on the evidence it has which was timely submitted by such parties. The scope of the disputes to be arbitrated by the Accounting Firm is limited to those items or calculations specifically in dispute between Parent and the Representative; and the Accounting Firm is not to make any other determination, including whether the agreed upon dollar amount of the Reference Amount is correct or appropriate.

16

(iv) Parent shall revise the Proposed Final Merger Consideration Statement to reflect the determination of the Accounting Firm pursuant to Section 2.7(d)(ii). The “Final Merger Consideration” shall mean the Proposed Final Merger Consideration as finally revised pursuant to this Section 2.7(d).

(v) The fees and expenses of the Accounting Firm shall be borne in the same proportion as the aggregate dollar amount of the Unresolved Merger Consideration Items that are unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all of the Unresolved Merger Consideration Items submitted to the Accounting Firm.

(vi) Until the Final Merger Consideration is determined, each of Parent and the Surviving Corporation shall, and shall cause its respective Subsidiaries to, provide to the Representative and its accountants (which may be the Company’s current auditors or accounting consultants) and other representatives, at the Representative’s expense, reasonable access to review the books and records (including, working papers) and access to employees relating to the Proposed Final Merger Consideration Statement as may be reasonably requested by the Representative.

(e) Post-Closing Final Merger Consideration Payment. No later than three Business Days after the date on which the Final Merger Consideration is finally determined pursuant to Section 2.7(d):

(i) if the Final Merger Consideration exceeds the Estimated Merger Consideration, Parent shall pay the amount by which the Final Merger Consideration exceeds the Estimated Merger Consideration to the Former Holders of Series A Preferred Stock and the holders of Transaction Incentive Awards in accordance with their respective Distribution Percentages; or

(ii) if the Estimated Merger Consideration exceeds the Final Merger Consideration, then the Stockholders shall cause to be paid to Parent an amount equal to the amount by which the Estimated Merger Consideration exceeds the Final Merger Consideration. Such payment shall be distributed to Parent solely from the Adjustment Escrow Amount pursuant to the Escrow Agreement, and Parent shall have no recourse against the Representative, the Stockholders or holders of Transaction Incentive Awards in respect of such payment. Subject to Section 7.3(d), any Adjustment Escrow Amount remaining in the Escrow Account after such distribution shall be distributed to the Former Holders of Series A Preferred Stock and the holders of Transaction Incentive Awards in accordance with their respective Distribution Percentages, in each case in accordance with the Escrow Agreement.

17

(f) Any amounts paid or distributed pursuant to this Agreement that are attributable to the Transaction Incentive Awards, including any amounts distributed from the Escrow Account or paid pursuant to this Section 2.7, shall be paid to the Surviving Corporation based on their Distribution Percentages of such amount. The Surviving Corporation shall in turn pay to the applicable holders of Transaction Incentive Awards as of the Closing Date his or her pro rata portion of any such (i) Transaction Incentive Award Closing Amount (less any applicable deductions or withholding Taxes applicable to payments to such holder), in accordance with the terms of the applicable Transaction Incentive Award, as promptly as practicable thereafter, but in no event later than 15 days following the receipt thereof, through the Surviving Corporation’s payroll system; and (ii) Transaction Incentive Award Distribution Amount (less any applicable deductions or withholding Taxes applicable to payments to such holder), in accordance with the terms of the applicable Transaction Incentive Award, through the Surviving Corporation’s payroll system.

Section 2.8. Conversion or Cancellation of Shares.

(a) Conversion of Company Stock. As of the Effective Time, by virtue of the Merger, and without any action on the part of any holder thereof or any party hereto, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by any of its Subsidiaries) shall be canceled and converted into the right to receive the Per Share Series A Preferred Closing Consideration and, with respect to any future Distributions, the applicable Distribution Per Share Amount payable, in cash to the holders thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Section 2.7 and Section 2.9 and shall otherwise cease to exist.

(b) Cancellation of Company Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto:

(i) each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled without any consideration therefor and shall otherwise cease to exist;

(ii) each share of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled without any consideration therefor and shall otherwise cease to exist; and

(iii) each share of Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective time shall be canceled without any consideration therefor and shall otherwise cease to exist.

(c) Withholding. Parent or the Surviving Corporation shall be entitled to deduct and withhold from the applicable Closing Date Payments and any Distributions otherwise payable pursuant to this Agreement to any Former Holder in respect of their Company Stock such amount as Parent or the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code, or any provision of applicable state, local or foreign Law; provided, that (except with respect to any Transaction Incentive Awards) Parent or the Surviving Corporation, as the case may be, shall notify the Representative of any intention to so deduct and withhold, and the legal basis therefor prior to the Closing. To the extent that amounts are so withheld or deducted and timely paid by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Former Holder or holder of Transaction Incentive Awards in respect of which such deduction or withholding was made. For the avoidance of doubt, any amounts payable pursuant to this Agreement to holders of Transaction Incentive Awards that are considered compensatory for Tax purposes shall be processed and paid through the payroll system of the Surviving Corporation as described in Section 2.7(f).

18

(d) Treasury Shares. Each share of Company Stock held in the treasury of the Company or by any Subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(e) Newco Shares. As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted into one share of common stock of the Surviving Corporation.

(f) Holders of Certificates. From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the applicable Closing Date Payments and the Distribution Amount (if any) with respect to each of the shares represented thereby in accordance with Section 2.8 and Section 2.9.

(g) Options. The Company’s 2007 Equity Incentive Plan and all options issued pursuant thereto shall be terminated as of the Effective Time and no payment shall be made with respect thereto.

Section 2.9. Exchange of Certificates.

(a) Upon (i) with respect to each Signing Stockholder, delivery of the items set forth in Sections 2.11(b)(i), (ii) and (iii) or (ii) with respect to each Former Holder, other than the Signing Stockholders, surrender of any Certificates (other than Certificates representing Dissenting Shares), together with a duly executed letter of transmittal in the form attached as Exhibit E hereto (a “Letter of Transmittal”) and a duly executed Support Agreement to Parent or the Surviving Corporation, then, in each such case, the holder of each Certificate shall receive from the Surviving Corporation and/or Parent in exchange for each share of Company Stock evidenced thereby, the applicable Closing Date Payment to which such holder is entitled pursuant to Section 2.7 and Section 2.8 in respect of its shares of Company Stock, in the form of cash by wire transfer of immediately available funds (or by check if so indicated by any such holder in his or her Letter of Transmittal). Each Certificate surrendered in accordance with the provision of this Section 2.9 shall be canceled; provided that, notwithstanding the cancellation of such Certificate, the Former Holder shall remain entitled to receive, for each share of Company Stock evidenced thereby, the applicable Closing Date Payment and any applicable Distribution Per Share Amount. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.9, each Certificate (other than Certificates canceled pursuant to Section 2.8(b) and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the applicable Closing Date Payment and any applicable Distribution Per Share Amount (if any), in the form provided for by this Agreement, without interest.

19

(b) In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and indemnity by the registered holder of such lost, stolen or destroyed Certificate in form and substance reasonably acceptable to the Company (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective Time), the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Closing Date Payment and any applicable Distribution Per Share Amount in respect thereof in the manner set forth in Section 2.7 and Section 2.8.

(c) If Certificates are not surrendered prior to the date that is two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority), unclaimed amounts (including interest thereon) of the Closing Date Payments and any Distributions, as applicable, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, any Stockholders who have not theretofore complied with the provisions of this Section 2.9 shall thereafter look only to the Surviving Corporation or Parent, as applicable, and only as general creditors thereof for payment for their claims in the form and amounts to which such Stockholders are entitled.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.9(c), if, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration as provided for, and in accordance with, the provisions of this Agreement.

Section 2.10. Dissenting Shares. Each share of Company Stock issued and outstanding immediately prior to the Effective Time held by Stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the applicable form of consideration pursuant to the Merger, but shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a Stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect or otherwise waive or lose his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the applicable consideration in the form such Stockholder otherwise would have been entitled to receive as a result of the Merger in accordance with this Agreement. The Company will enforce any contractual waivers that Stockholders have granted regarding appraisal rights that would apply to the Merger.

20

Section 2.11. Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place concurrently with the execution of this Agreement on the date hereof and shall be effective as of the Effective Time. The time and date of the Closing is herein called the “Closing Date.” The Closing shall be held by the remote exchange of documents unless another method or place is agreed to in writing by the Company and Parent.

(b) At or prior to the Closing, the Company shall deliver to Parent the following documents:

(i) this Agreement, duly executed by the Company, the Signing Stockholders and the Representative;

(ii) the Certificates held by the Signing Stockholders accompanied by executed stock powers or other instruments of transfer;

(iii) a Support Agreement, duly executed by each Signing Stockholder and the Company;

(iv) resignations of all officers, directors and managers of the Company and its Subsidiaries;

(v) copies of each consent, waiver, authorization and approval set forth on Schedule 2.10(b)(v);

(vi) copies of the (x) written consent of the stockholders of the Company voting in favor of the adoption of this Agreement and approval of the transactions contemplated by this Agreement (the “Written Consent”), which consent shall constitute approval of this Agreement by the requisite percentage of stockholders for purposes of the DGCL and pursuant to the Certificate of Incorporation and Shareholders Agreement; and (y) written consent or resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated hereby, each certified to be true, complete, correct and in full force and effect by the Secretary of the Company;

21

(vii) Certificates of Good Standing of the Company and each Subsidiary issued by the Secretary of State of its state of organization and each state where such entity is qualified to do business in such state, each dated within five (5) calendar days of the Closing;

(viii) copies of (x) the certified certificate of incorporation or articles of incorporation, as applicable, of the Company and each of its Subsidiaries, including all amendments thereto, and (ix) the bylaws or operating agreement, as applicable, of the Company and each of its Subsidiaries, including all amendments thereto, each certified to be true, complete, correct and in full force and effect by the Secretary of the Company;

(ix) evidence that all of the arrangements required to be disclosed on Section 3.19 of the Schedules, including all Transaction Incentive Awards, the Shareholders Agreement, the Company’s Amended and Restated Registration Rights Agreement and the Company’s 2007 Equity Incentive Plan and all options and other equity grants issued pursuant thereto, have been terminated with no Liability to Parent or the Surviving Corporation;

(x) if applicable, evidence reasonably satisfactory to Parent that any payments or benefits that constitute, separately or in the aggregate, a payment referred to in Code Section 280G(b)(2), to the extent such payments would also constitute “excess parachute payments” under Code Section 280G(b)(1) shall be exempt from Code Section 280G(a) under Code Section 280G(b)(5)(B), or, in the absence of such evidence, each Person who would otherwise have been entitled to any such payments or benefits shall have duly executed and delivered to Parent a waiver of all payments or benefits that may result in any “excess parachute payments” under Code Section 280G, in form and substance reasonably satisfactory to Parent;

(xi) a certificate, in the form and substance required under Treasury Regulation §1.897-2(h), so that Parent is exempt from withholding any portion of the Merger Consideration pursuant to Treasury Regulation §1.1445-2; provided, however, that Parent’s only recourse for the Company’s failure to provide such certificate or any defect in such certificate shall be the ability to withhold tax from the Merger Consideration as required by applicable Law;

(xii) a direction letter directing payment of the Closing Date Bank Debt, Defaulted Funded Indebtedness and the Seller Expenses, including setting forth the amount of the Closing Date Bank Debt, Defaulted Funded Indebtedness and the Seller Expenses and the parties to which such amounts are payable;

(xiii) payoff letters for each instrument evidencing all outstanding Defaulted Funded Indebtedness from the obligees thereunder setting forth the amounts necessary to pay off all such Defaulted Funded Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence reasonably satisfactory to Parent of the release of, or commitment to release upon receipt of payment, all Liens on the Company's assets and UCC financing statements related thereto; and

(xiv) the Escrow Agreement, duly executed on behalf of the escrow agent and the Representative.

22

(c) At or prior to the Closing, Parent shall deliver to the Representative the following documents:

(i) this Agreement, duly executed by Parent and Newco;

(ii) copies of the (x) written consent or resolutions of the Board of Directors of Newco approving this Agreement and the transactions contemplated hereby; and (y) written consent or resolutions of the Board of Directors of Parent approving this Agreement and the transactions contemplated hereby, each certified to be true, complete, correct and in full force and effect by the Secretary of Parent;

(iii) a copy of the “buyer’s” representations and warranties insurance policy from VALE Insurance Partners, LLC (the “R&W Insurance Policy”), substantially in the form attached hereto as Exhibit F, insuring Parent and the Surviving Corporation for Losses due to breaches of representations and warranties under Article III and Article V having a coverage limit of not less than $46,500,000; and

(iv) Escrow Agreement, duly executed on behalf of Parent and dated as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Newco as of the Closing Date as follows:

Section 3.1. Organization and Qualification. Each of the Company and its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization specified in Section 3.1(a) of the Schedules and has all requisite power and authority necessary to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business and in good standing as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each such jurisdiction set forth in Section 3.1(b) of the Schedules. The Company has made available to Parent and Newco in the Data Room true and complete copies of (i) its Certificate of Incorporation and all amendments thereto or restatements thereof, (ii) its bylaws as currently in effect and (iii) true and complete copies of the certificate or articles of incorporation and bylaws (or equivalent organizational documents), as currently in effect, of each Subsidiary.

Section 3.2. Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and each other Merger Document to which the Company is a party and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action (including any required stockholder approvals) and no other corporate or stockholder action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and each other Merger Document by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby. This Agreement and each other Merger Document to which the Company is a party has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

23

Section 3.3. Non-contravention. Except as set forth in Section 3.3 of the Schedules, neither the execution and delivery of this Agreement or any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby or thereby nor the fulfillment of and the performance by the Company of its obligations hereunder or thereunder will (i) contravene any provision contained in the Company’s Certificate of Incorporation or bylaws, the organizational documents of the Company’s Subsidiaries, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any Material Contract, license, permit or other instrument or obligation or (B) assuming satisfaction of the requirements set forth in Section 3.4 below, any judgment, Law or other restriction of any Governmental Authority, in each case to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) except as set forth in Section 3.3 of the Schedules, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any of its Subsidiaries under any Material Contract or (iv) result in the imposition of any Lien on the assets of the Company or any of its Subsidiaries (with or without the lapse of time, the giving of notice or both).

Section 3.4. Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement, the other Merger Documents to which the Company is a party or the consummation of the transactions contemplated hereby or thereby by the Company, except for (i) filing and recordation of appropriate Merger Documents as required by the DGCL and (ii) any filings and approvals set forth in Section 3.4 of the Schedules. Based on the amount of Funded Indebtedness and the aggregate accrued preferred dividends on the Series A Preferred Stock as of immediately prior to the Closing, the “size of transaction” as used in the HSR Act will be less than $80,800,000.

Section 3.5. Capitalization; Subsidiaries.

(a) The Company’s authorized capital stock consists solely of (i) 880,000 authorized shares of Common Stock, 625,000 shares of which are presently issued and outstanding, (ii) 1,190,000 authorized shares of Series A Preferred Stock, 768,072.29 shares of which are presently issued and outstanding and (iii) 12,000,000 authorized shares of Series B-1 Preferred Stock, 11,582,030 shares of which are presently issued and outstanding and (iv) 3,500,000 authorized shares of Series B-2 Preferred Stock, 2,901,493 shares of which are presently issued and outstanding, which shares are held of record by the Persons set forth in Section 3.5(a) of the Schedules in the amounts set forth opposite such Person’s name. Except as set forth in this Section 3.5(a) or in Section 3.5(a) of the Schedules, the Company does not have (A) any shares of Company Stock reserved for issuance, (B) any shares of common stock, preferred stock, equity interests or other voting securities issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities, or other Contracts, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other ownership interest in the Company or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person, directly or indirectly (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity interests of the Company, and no securities or other equity interests evidencing such rights are authorized, issued or outstanding, (C) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock or governance of the Company, or (D) outstanding obligations of the Company or any of the its Subsidiaries to repurchase, redeem or otherwise acquire or retire any capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are non-assessable, none of such shares were issued in violation of any preemptive or similar rights and all of them were issued in compliance with applicable federal and state securities Laws. The aggregate accrued preferred dividends on the Series A Preferred Stock as of immediately prior to the Closing is $87,837,604.

24

(b) All Subsidiaries of the Company are listed in Section 3.5(b) of the Schedules. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record as set forth in Section 3.5(b) of the Schedules, is validly issued, fully paid and non-assessable and free and clear of any Liens. Except as set forth in Section 3.5(b) of the Schedules, there are no (i) shares of capital stock or other equity interests of the Company’s Subsidiaries reserved for issuance, (ii) shares of common stock, preferred stock, equity interests or other voting securities issued or outstanding, any preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities, or other Contracts, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other ownership interest in the Company’s Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person, directly or indirectly (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity interests of the Company’s Subsidiaries, nor any securities or other equity interests evidencing such rights are authorized, issued or outstanding, (iii) voting trusts, proxies or other agreements among the Company’s Subsidiaries’ stockholders or members with respect to the voting or transfer of the Company’s Subsidiaries’ capital stock or other ownership interest or governance of a Subsidiary, or (iv) outstanding obligations of the Company or any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire or retire any outstanding shares of capital stock or other ownership interests in any Subsidiary. All of the issued and outstanding shares of capital stock or other ownership interest of each of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable, none of such shares or ownership interest were issued in violation of any preemptive or similar rights and all of them were issued in compliance with applicable federal and state securities Laws.

Section 3.6. Financial Statements; Undisclosed Liabilities.

(a) Each of the financial statements of the Company listed in Section 3.6(a) of the Schedules (the “Financial Statements”) present fairly and accurately, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, have been prepared in all material respects in accordance GAAP during the periods involved, except as set forth on Section 3.6(a) of the Schedules, and subject, in the case of the Recent Financial Statements, to the absence of footnotes and to normal year-end adjustments (none of which will be material, individually or in the aggregate). The Financial Statements have been prepared based on the books and records of the Company.

25

(b) Neither the Company nor any of its Subsidiaries has any material Liabilities or Funded Indebtedness, except (i) Liabilities and Funded Indebtedness that are accrued, reserved against or reflected in the Recent Balance Sheet (and not in the notes thereto), (ii) Liabilities which have arisen since the Recent Balance Sheet Date that were incurred in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), all of which are reflected in the Estimated Balance Sheet, or (iii) Liabilities otherwise disclosed in Section 3.6(b) of the Schedules or within any dollar threshold contained in any other representation in this Agreement.

(c) The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that (i) all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements, (ii) transactions have been recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP in all material respects and (iii) transactions are executed with management's authorization and (iv) prevention or timely detection of unauthorized acquisition, use, or disposition of material assets. Neither the Company nor, to the Company’s Knowledge, the Company’s independent accountants, have, since December 31, 2015, identified or been made aware of (x) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company or any of its Subsidiaries, (y) any illegal act or fraud, whether or not material, that involves the management of the Company or any of its Subsidiaries, or (z) any claim or allegation regarding any of the foregoing.

Section 3.7. Absence of Certain Developments. Since December 31, 2016, (i) there has not been any Material Adverse Effect and (ii) the Company has conducted its business in the ordinary and usual course consistent with past practices. Except as set forth in Section 3.7 of the Schedules or as otherwise contemplated by this Agreement, since the Recent Balance Sheet Date through the Closing Date, there has not occurred any of the following with respect to the Company or any of its Subsidiaries:

26

(a) amendment to its Certificate of Incorporation, Articles of Incorporation, bylaws, operating agreement or other organizational documents;

(b) incurrence of any Funded Indebtedness or mortgage, pledge or imposition of any Lien;

(c) loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(d) cancellation, waiver, release, settlement, assignment or compromise of any debts or any claims or rights of material value;

(e) merger or consolidation with, or purchase of material assets of, or other acquisition of the business of, any Person outside the Ordinary Course of Business;

(f) damage or destruction affecting a material portion of its assets or properties;

(g) sale, transfer, lease or other disposition of any material assets other than in the Ordinary Course of Business;

(h) complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or adoption of a plan therefor;

(i) change of its fiscal year or of its accounting policies, procedures or methodologies;

(j) except in the Ordinary Course of Business, (i) acceleration of sales into a current period or deferral of any sales into a future period, (ii) delay or postponement of the repair or maintenance of any properties or assets, or (iii) variance in any inventory purchase practices in any material respect from past practices;

(k) issuance of any capital stock or other ownership interests or issuance or becoming a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock or its other equity securities, if any, or grant any stock appreciation or similar rights;

(l) declaration or payment of any dividend or making of any other distribution to its stockholders or members in respect of its capital stock or other ownership interests or redeem, repurchase or otherwise reacquire any shares of its capital stock or other ownership interests;

(m) made, revoked or changed any material Tax election, filed any material amended Tax Return, entered into any closing agreement, or settled any material Tax claim or assessment;

27

(n) except for normal increases in the Ordinary Course of Business, increase in the compensation or benefits payable to any officers, directors or employees;

(o) grant of rights to severance or termination pay to, or entrance into any employment, consulting or severance agreement with, any current or former officers, directors, employees or independent contractor;

(p) establishment, entrance into, or amendment, modification or termination of, any Employee Benefit Plans, except as required by applicable Law, in connection with the renewal of any insurance contract or as required by the terms of any Employee Benefit Plan or collective bargaining agreement;

(q) except as set forth in the Company’s 2017 budget for capital expenditures (as amended or supplemented through the date hereof), incurrence of any single capital expenditure in excess of $200,000; or

(r) agreement or commitment to do any of the foregoing.

Section 3.8. Compliance with Law; Governmental Authorizations; Licenses; Etc.

(a) Except as set forth in Section 3.8(a)(i) of the Schedules, each of the Company and its Subsidiaries, and the business of the Company and its Subsidiaries, are, and during the previous five (5) years have been, in material compliance with all applicable Laws, except for any such non-compliance that has been resolved. Except as set forth on Section 3.8(a)(ii) of the Schedules, neither the Company nor any of its Subsidiaries has received, at any time during the previous five (5) years, any written notice from any Governmental Authority alleging any actual, alleged, or potential violation of, or failure to comply with, any term or requirement of any Law, in each case which is pending and unresolved.

(b) Neither the Company, any of its Subsidiaries, nor any of their respective directors, officers, employees, agents, distributors, affiliates, representatives or any other Person, in each case acting on behalf of the Company or one of its Subsidiaries, has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977.

(c) Except as set forth in Section 3.8(b)(i) of the Schedules, each of the Company and its Subsidiaries has all material permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities required by applicable Law for the operation of its business as currently conducted in all material respects. Section 3.8(c)(ii) of the Schedules sets forth a true and correct list of all material permits, licenses, approvals, certificates, other authorizations, notifications, registrations, certifications and filings owned or possessed by the Company and its Subsidiaries. Except as set forth in Section 3.8(c)(iii) of the Schedules, the consummation of the Merger and the transactions contemplated hereby shall not interrupt or give any Governmental Authority the right to modify, terminate or interrupt the continuation of any such permits, licenses, approvals, certificates, other authorizations, notifications, registrations, certifications and filings or the conduct of the business of the Company and its Subsidiaries. Except as set forth in Section 3.8(c)(iv) of the Schedules, the Company and its Subsidiaries is in material compliance with all terms, conditions and requirements of all such permits, licenses, approvals, certificates, other authorizations, notifications, registrations, certifications and filings, and no Action is pending or, to the Knowledge of the Company, threatened, relating to the revocation or limitation thereof.

28

Section 3.9. Litigation. Except as set forth in Section 3.9 of the Schedules, (a) there is no Action pending or, to the Company’s Knowledge, threatened, against the Company or its Subsidiaries or affecting any of their assets or properties, (b) in the previous five (5) years, neither the Company nor any of its Subsidiaries has been a party to any Action which is no longer pending and which required any payment by the Company or any of its Subsidiaries in excess of $50,000, (c) neither the Company nor any of its Subsidiaries nor any of their assets or properties is subject to any Order and (d) there are no settlements to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound. The Company is not a party to any Action or threatened Action which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.10. Taxes Except as set forth on Section 3.10 of the Schedules:

(a) Each of the Company and its Subsidiaries has duly and timely (taking into account applicable extensions) filed all Tax Returns required to be filed by it. Each such Tax Return has been prepared in compliance with all applicable Laws and is complete and correct and correctly reflects the taxable income or loss (or other measure of Tax) of the Company and its Subsidiaries. There are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Company or any Subsidiary were or are due to be filed. Neither the Company nor any of its Subsidiaries have incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(b) All Taxes owed by each of the Company and its Subsidiaries (whether or not shown as due and owing by the Company or its Subsidiaries on any Tax Returns) have been timely paid in full. The accrual for Taxes on the Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with past practice, will be adequate to pay all unpaid Taxes of the Company and its Subsidiaries through the Closing Date.

(c) No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against Company or any of its Subsidiaries. The Company has delivered, or otherwise made available, to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries filed or received since December 31, 2013.

29

(d) Each of the Company and its Subsidiaries have withheld, collected and paid all Taxes required to have been withheld, collected and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, or is properly holding for such payment, all Taxes required by Law to be withheld or collected.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority.

(f) No Governmental Authority with which the Company does not file Tax Returns has asserted in writing that the Company is or may be required to pay Taxes to or file Tax Returns with that Governmental Authority.

(g) Except to the extent referred to in Section 2.11(x), neither Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any ‘‘excess parachute payment’’ within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h) Neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (ii) has any Liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(i) Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

30

(iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v) installment sale or open transaction disposition made on or prior to the Closing Date;

(vi) prepaid amount received on or prior to the Closing Date; or

(vii) election under Code §108(i).

(j) Within the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code

(k) Neither the Company nor any of its Subsidiaries is party to any “closing agreement” as described in Section 7121 of the Code (or any comparable provision or state or local Law). Neither the Company nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Governmental Authority).

(l) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4.

(m) Neither Company nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Code Section 957, (ii) is a “passive foreign investment company” within the meaning of Code Section 1297, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 3.11. Environmental Matters.

(a) Except as set forth in Section 3.11 of the Schedules, the Company and its Subsidiaries are, and for the past five (5) years have been, in material compliance with all Environmental Laws, and have and are in material compliance with all permits required by Environmental Laws for the operation of their businesses as currently conducted, except for any failures to so comply or to have such permits that have been resolved.

(b) Except as set forth in Section 3.11 of the Schedules, the Company and its Subsidiaries have not received any written notice from any Governmental Authority or other Person regarding any actual or alleged material violation of Environmental Laws, or any material Liabilities or potential material Liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws (including in connection with the release, disposal of or arrangement for disposal of any Hazardous Substance), in the last five (5) years, except for violations or Liabilities that have been resolved. Except as set forth in Section 3.11 of the Schedules, no material capital expenditures by the Company or any of its Subsidiaries will be required to establish or maintain compliance with any applicable Environmental Laws.

31

(c) Except as set forth in Section 3.11 of the Schedules, there are no material Actions by or before any Governmental Authority or material Orders in effect, pending or, to the Company’s Knowledge, threatened, against the Company or any Subsidiary regarding compliance with or liability under Environmental Laws.

(d) Except as set forth in Section 3.11 of the Schedules, neither the Company nor its Subsidiaries has spilled, leaked or otherwise released any Hazardous Substance in material violation of Environmental Law, except for any such releases that have been resolved or would not reasonably be expected to result in the Company incurring material Liability. Except as set forth in Section 3.11 of the Schedules, no previous owner or tenant of the Property has spilled, disposed, discharged, emitted or released any Hazardous Materials into, upon or from any Property or into or upon the soil, ground or surface water thereof in violation of Environmental Law that would reasonably be expected to require remediation pursuant to Environmental Law, except for any such releases that have been resolved or would not reasonably be expected to result in the Company incurring material Liability.

(e) Except as set forth in Section 3.11 of the Schedules, neither the Company nor its Subsidiaries has assumed by Contract or operation of Law any material liability of any other Person pursuant to Environmental Law. Except as set forth in Section 3.11 of the Schedules, neither the Company nor its Subsidiaries has entered into any agreement with any Governmental Authority relating to any environmental matter or any environmental or Hazardous Materials cleanup (other than any environmental permits), which would reasonably be expected to result in the Company incurring a material Liability.

Section 3.12. Employee Matters.

(a) Except as set forth in Section 3.12(a) of the Schedules, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements with respect to its employees, (ii) none of the employees of the Company or any of its Subsidiaries are represented by a labor union with respect to their employment by the Company or any of its Subsidiaries, (iii) there is no labor strike or work stoppage or slowdown or lockout pending or, to the Company’s Knowledge, threatened against or by the Company or any of its Subsidiaries and during the past five (5) years there has been no such action, (iv) to the Company’s Knowledge, no union organization campaign is in progress against the Company or any of its Subsidiaries with respect to any of the employees of the Company or any of its Subsidiaries, (iv) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, (v) there is no charge against the Company or any of its Subsidiaries pending before or continuing obligations of the Company or any of its Subsidiaries pertaining to the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful or discriminatory employment practices, other than any obligations under applicable Laws, (vi) since January 1, 2013, neither the Company nor any of its Subsidiaries has received any notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation or other inquiry relating to the employment practices of the Company or any of its Subsidiaries or violation or enforcement of labor or employment Laws, and no such investigation or other inquiry is in progress, (vii) there is no Action pending or, to the Knowledge of the Company, threatened, in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or any class or classes of the foregoing, in each case, alleging breach of any express or implied Contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship and (vii) to the Knowledge of the Company, no key employees of the Company or any of its Subsidiaries has any current or immediate plans to terminate his or her employment within the 30 days following the Closing Date. Neither the Company nor any of its Subsidiaries has engaged in any employee layoff activities within the last five (5) years that would violate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local mass layoff statute, rule or regulation.

32

(b) The Company and its Subsidiaries are in compliance in all material respects with all applicable employment Laws governing wages, hours, discrimination, retaliation, harassment, disability rights, occupational safety and health and plant closing.

(c) Except as listed on Section 3.12(c) of the Schedules, neither the Company nor any of its Subsidiaries has entered into any severance or similar arrangement with any employee that would result in any material Liability of the Company (including the Surviving Corporation) to make any payment to such employee upon a termination of service with the Company or its Subsidiaries.

(d) The Company and each of its Subsidiaries has maintained workers' compensation coverage as required by applicable Law through the purchase of insurance and not by self-insurance or otherwise.

(e) Section 3.12(e) of the Schedules contains a true and correct list of the current employees of the Company and each of its Subsidiaries as of the Closing Date and shows with respect to each such employee, the employee's name, position, base salary or hourly wage rate, actual and target incentive compensation (including, without limitation, bonus, commissions, and fringe benefits that are not provided to all employees as applicable) for 2016 and 2017, as applicable.

(f) Neither the Company nor any of its Subsidiaries is sponsoring any employee to work in the United States or any other country under a visa or work authorization, and no petition for admission of any alien under a non-immigrant or other visa, or for transfer of sponsorship of any such employee, is currently pending. Each employee of the Company and each of its Subsidiaries is authorized to work in the United States. The Company and each of its Subsidiaries has current Forms I-9 for all employees who work in the United States, and has complied with required processes with respect to obtaining such Forms I-9.

33

Section 3.13. Employee Benefit Plans.

(a) Section 3.13(a) of the Schedules lists all material Employee Benefit Plans. As applicable with respect to each material Employee Benefit Plan, the Company has made available to Parent and Newco true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents (including any material amendments thereto) as in effect at any time during the past six (6) years, and the most recent summary plan description, together with the summaries of material modifications thereto, (ii) the six (6) most recently filed annual reports (Form 5500 series) including all schedules thereto, (iii) current Internal Revenue Service determination, advisory or opinion letter, (iv) all material written Contracts relating to each Employee Benefit Plan, including administrative service agreements and group insurance contracts, (v) all material or non-routine correspondence to or from any Governmental Authority relating to any Employee Benefit Plan; and (vi) all insurance pertaining to fiduciary liability insurance covering the fiduciaries for Employee Benefit Plan.

(b) Except as set forth in Section 3.13(b) of the Schedules, neither the Company, any of its Subsidiaries nor any ERISA Affiliate has, within the past six (6) years, maintained, been a participating employer in, has had any Liability (whether contingent or otherwise) with respect to or contributed to (i) any Multiemployer Plan; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(c) No Employee Benefit Plan provides and neither the Company nor any of its Subsidiaries have any Liability to provide health, life insurance or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by COBRA. Neither Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by COBRA.

(d) Each Employee Benefit Plan has been maintained and administered in compliance in all material respects (a) with the terms of such plan and (b) with the applicable requirements of ERISA, the Code and any other applicable Law, including the applicable tax qualification requirements under the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a current favorable determination, advisory or opinion letter from the Internal Revenue Service that it is so qualified and, to the Company’s Knowledge, no circumstances exist which could result in the loss of such qualified status. The Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Employee Benefit Plan and is not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Employee Benefit Plan. All contributions to, and payments from, any Employee Benefit Plan which may have been required to be made in accordance with the terms of such Employee Benefit Plan or applicable Law have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due are reflected as an accrued liability on the Company's financial statements in accordance with GAAP. Each Employee Benefit Plan that is a “plan” within the meaning of Section 3(3) of ERISA can be amended, terminated or otherwise discontinued after the date of this Agreement without liability to the Company or any of its Subsidiaries (other than ordinary administration expenses). There are no audits, formal inquiries by Governmental Authority or Actions pending or, to the Knowledge of the Company, threatened, by any Person with respect to any Employee Benefit Plan. All ERISA Affiliates who maintain, sponsor, contribute or have any Liability with respect to any Employee Benefit Plan are listed on Section 3.13(d) of the Schedules. There are no Employee Benefit Plans maintained outside the United States.

34

(e) Neither the Company nor any of its Subsidiaries, the employees or directors of the Company or any of its Subsidiaries, nor to the Company’s Knowledge, any fiduciary, trustee or administrator of any Employee Benefit Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Employee Benefit Plan which would subject any such Employee Benefit Plan, the Company, any of its Subsidiaries or Parent to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(f) Except as set forth in Section 3.13(f) of the Schedules, or the Transaction Incentive Awards, neither the execution, the delivery, nor the performance or consummation of the transactions contemplated by this Agreement will either alone or in connection with any other event(s) will or may (i) constitute an event that may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in payments or benefits or obligation to fund benefits to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary thereof, (ii) materially increase any amount of compensation or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of any material payment, funding or vesting of any benefits under any Employee Benefit Plan, (iv) require any material contribution or payment to fund any obligation under any Employee Benefit Plan, (v) limit the right to merge, amend or terminate any Employee Benefit Plan or (vi) create or otherwise result in any material Liability with respect to any Employee Benefit Plan. Each Employee Benefit Plan in which any employee, officer or director of the Company or any of its Subsidiaries participates is either exempt from or has been established, documented, maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder.

(g) Neither the Company nor any of its Subsidiaries is a party to or has any Liability under any Contract to indemnify or gross-up any Person for any Taxes.

(h) There are no pending or, to the Knowledge of the Company, threatened, audits or Actions against any of the Employee Benefit Plans, the assets of any of the Employee Benefit Plans, the Company, any of its Subsidiaries or, to the Knowledge of the Company, the Employee Benefit Plans administrator or any fiduciary of the Employee Benefit Plans with respect to such Employee Benefit Plans or asserting any rights or claims to benefits under such Company Employee Plan (other than routine, uncontested benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such Actions.

35

(i) Neither the Company nor any of its Subsidiaries maintains any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code or other welfare benefits trust or fund with respect to any Employee Benefit Plan.

(j) The Company and each ERISA Affiliate have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) including all provisions of the ACA applicable to the employees of the Company. The Company and each ERISA Affiliate have complied in all material respects with applicable information reporting requirements under Code Sections 6055 and 6056 (and all applicable regulations) with respect to the employees (and their covered dependents) of the Company and each ERISA Affiliate.

(k) With respect to each Employee Benefit Plan: (i) all premiums contributions or other payments required to have been made by Law or under its terms or any Contact relating thereto have been timely made; (ii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed and (iii) there have been no acts or omissions by the Company or any ERISA Affiliates that have given or could give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable Law, for which the Company or any Subsidiary may have any Liabilities.

Section 3.14. Intellectual Property Rights; Software; Information Technology.

(a) Section 3.14(a) of the Schedules contains a complete and correct list of all Company Intellectual Property Rights registered with, or the subject of a pending application for registration with, any Governmental Authority, specifying as to each such item, as applicable, the name of the registered owner, jurisdiction of application and/or registration, application and/or registration number and date of application or registration.

(b) The Company Intellectual Property Rights identified in Section 3.14(a) of the Schedules are held and recorded in the name of the Company or its Subsidiaries, not subject to any pending cancellation, reexamination, inter partes review, or other similar legal proceeding (in the case of pending applications, other than prosecution in the ordinary course), and are owned by the Company and its Subsidiaries free and clear of any Liens (other than inbound Intellectual Property Licenses and (ii) granted by the Company and its Subsidiaries (expressly or implicitly) in the Ordinary Course of Business). The Company and its Subsidiaries either own or possess sufficient license rights to use and otherwise exploit the Company Intellectual Property Rights as used in the conduct of their respective businesses. To the Company’s Knowledge, none of the personnel of Company or any Subsidiary is in violation thereof. All required filings and fees related to the Company Intellectual Property Rights registered or applied for have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all such Company Intellectual Property Rights are in good standing.

36

(c) The products and services and the business of the Company and its Subsidiaries as currently conducted do not infringe or misappropriate or otherwise violate the Intellectual Property Rights of any third party and (ii) to the Company’s Knowledge, no third party is infringing on or otherwise violating any material Company Intellectual Property Right. In the last two years the Company and its Subsidiaries have not sent any written notice to any Person alleging that such Person infringed or misappropriated any Company Intellectual Property Right. There is no Action pending, or threatened in writing, against the Company or any of its Subsidiaries and in the last five (5) years no third party has asserted any claim in writing against the Company and its Subsidiaries, alleging that the Company or its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, or notifying the Company or any Subsidiary of such third party’s rights and inviting further discussions to take a license, and to the Company’s Knowledge, there are no facts in existence that would support such a claim or threat. Neither the Company nor any of its Subsidiaries has agreed to indemnify any third party against any charge of infringement or other violation with respect to any Intellectual Property Rights, except in Contracts with customers of the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain all material Company Intellectual Property Rights and to preserve the confidentiality of any material trade secrets comprised in Company Intellectual Property Rights. Any access allowed to or disclosure by the Company or any of its Subsidiaries of any material trade secret to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

(e) All material Software owned, licensed, used, or otherwise held for use in the business of the Company and its Subsidiaries is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in the business of the Company and its Subsidiaries as presently conducted. The Company and all of its Subsidiaries possess all necessary license and other rights to use all Software used by the Company and its Subsidiaries. Neither the Company nor its Subsidiaries have experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected. No such Software contains any computer code or any other procedures, routines or mechanisms which: (i) disrupt, disable, harm or impair in any material way such software’s operation, (ii) cause such software to damage or corrupt any data, storage media, programs, equipment or communications of Company, its Subsidiaries, or its clients, or otherwise interfere with Company’s or its Subsidiary’s operations for a prolonged period or (iii) permit any third party to access any such software to cause material disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”). Other than any proprietary Software customized by or developed by the Company or its Subsidiaries or their respective contractors for use in connection with the business needs of the Company or its Subsidiaries (the “Proprietary Software”), all Software used by the Company in connection with the Company’s business is commercially available and is licensed to the Company by a third party. All material Proprietary Software is set forth on Section 3.14(e) of the Schedules. The Company and its Subsidiaries have taken commercially reasonable and necessary steps to protect the Proprietary Software and its rights thereunder. Except as set forth on Section 3.14(e) of the Schedules, the Company and its Subsidiaries have, with respect to all Software (other than the Proprietary Software) used in the Company’s and its Subsidiaries’ business, sufficient and fully paid for licenses with such third parties for the number of users of that Software. The Company or its Subsidiaries is in actual possession of and has control over a complete and correct copy of the Source Code for all Proprietary Software, including all previous major releases. The Company and its Subsidiaries have created and have safely stored back-up copies of all its Proprietary Software.

37

(f) Except as specifically set forth on Section 3.14(f) of the Schedules, the Proprietary Software does not include any “open source” code (as defined by the Open Source Initiative) or “free” code (as defined by the Free Software Foundation), nor has it been created in such a way that it is compiled with or linked to any such code. To the extent that the Company Intellectual Property Rights includes the “open source” and “free” code identified on Section 3.14(f) of the Schedules, such code is not integrated in any way into any of the Proprietary Software which could result in a requirement for the Company or any of its Subsidiaries to make available the Source Code for any Proprietary Software other than those specific components of the Source Code which are “open source” or “free” code, or could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use such Proprietary Software for its business purposes or in connection with the transaction contemplated by this Agreement.

(g) The Company’s and its Subsidiary’s practices with regard to the collection, dissemination and use of Company Data are and have been in accordance in all material respects with applicable Laws relating to data protection and any published privacy policies.

(h) The Company and its Subsidiaries have established, implemented and maintained (i) industry standard and reasonable safeguards against the destruction, loss or alteration of, and unauthorized access to, all Company Data, Personal Data, and other confidential information of the Company and its Subsidiaries; and (ii) industry standard and reasonable physical, network, electronic and internet security procedures, protocols, security gateways and firewalls with respect to all Company Data, Personal Data, and other confidential information, all in accordance with applicable industry standards and using state of the art resources. There are no actual material weaknesses or vulnerabilities with respect to the security of any Software or the Information Technology Infrastructure. There has been no actual or suspected unauthorized disclosure or use of, or access to, any of the Company Data, Personal Data, other information in the possession or control of the Company or any of its Subsidiaries, the Information Technology Infrastructure or Software, including any actual or suspected unauthorized access to or disclosure of any confidential information. The Company and its Subsidiaries have installed and updated all Software used in the Information Technology Infrastructure and business with patches, updates, fixes and upgrades made available or provided to Company or any of its Subsidiaries by its vendors that are necessary or recommended for the maintenance of security of such Software as it pertains to Company Data, Personal Data or confidential information of the Company and its Subsidiaries.

38

(i)The Company and each of its Subsidiaries is and has been in compliance in all material respects with all of its contractual obligations regarding Company Data and Personal Data, and with all applicable Laws relating to data security, privacy, data procurement, use and handling, data loss, theft, and breach of security notification obligations. The Company and its Subsidiaries and their respective contractors are not under investigation, subject to any monitoring or audit requirements that are ongoing or occurred in the last five (5) years or in receipt of any inquiries from regulatory authorities. The transactions contemplated by this Agreement and the other Merger Documents will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, or otherwise adversely affect any right, title or interest of Company or any of its Subsidiaries in and to any Company Intellectual Property.

(j)The Information Technology Infrastructure is operational and functioning consistent with the purposes for which it is being used by the Company and its Subsidiaries as of the date hereof, and is free from material defects or programming errors. Except as set forth on Section 3.14(j) of the Schedules, there are no material upgrades or additions required, or other material changes planned to be made to the Information Technology Infrastructure.

Section 3.15. Contracts. Section 3.15 of the Schedules sets forth all Contracts (except for purchase or service orders executed in the normal course of business and Employee Benefit Plans) to which, as of the Closing Date, the Company or any of its Subsidiaries is a party or is otherwise bound, of the type described below (collectively, such Contracts together with the Contracts listed on Section 3.12(c) of the Schedules and Section 3.13(a) of the Schedules, the “Material Contracts”), with all such Contracts identified by reference to the specific clause of this Section 3.15 to which such Contract relates:

(a) all Contracts for the purchase or lease (capital or operating) by the Company or any Subsidiary of vehicles, machinery, equipment or other personal property or Property;

(b) all Contracts (or group of related Contracts) for the furnishing or receipt of products or services, in each case, which provides for annual payments to or by the Company in excess of $4,000,000;

(c) all license, sublicense, or royalty Contracts relating to (i) any of the material Company Intellectual Property Rights owned by the Company or any Subsidiary and (ii) any material Intellectual Property Rights licensed by a third party to the Company or any of its Subsidiaries (other than any commercially available shrink wrap or similar off-the-shelf license for generally available Software for an annual license fee of no more than $50,000) (the “Intellectual Property Licenses”);

(d) all Contracts that (i) prohibit the Company or any of its Subsidiaries from competing in a particular geographic area or freely engaging in any business, (ii) limit or restrains the Company or any of its Subsidiaries from soliciting any individual for employment, (iii) contain “most favored nation” pricing terms or grant any right of first offer or right of first refusal, or (iv) contain “take or pay” or “requirements” terms;

(e) all mortgages, indentures, notes, bonds or other Contracts relating to Funded Indebtedness or under which the Company or any of its Subsidiaries has permitted any of its assets to be subject to a Lien;

39

(f) all Contracts related to any partnership, joint venture, strategic alliance or sharing of profits or losses with any Person to which the Company and its Subsidiaries is a party;

(g) all Contracts with a Material Customer or a Material Supplier;

(h) all Contracts for any single capital expenditure in excess of $500,000;

(i) all Contracts involving amounts in excess of $3,000,000 per annum containing change-of-control provisions that would be triggered by the transactions contemplated herein; and

(j) all Contracts for the acquisition, sale, assignment, transfer or other acquisition or disposition of any business or any material assets of the Company or any of its Subsidiaries (in a single transaction or a series of related transactions, whether by merger, sale of stock, sale of assets or otherwise) and under which the Company or any of its Subsidiaries have any continuing liability, other than contracts entered into in the Ordinary Course of Business;

(k) all Contracts with any agency, dealer, distributor or sales representative;

(l) all Contracts with Governmental Authorities.

The Company has provided Parent with true and complete copies of all written Material Contracts and each amendment, supplement, waiver or modification thereto. As of the Closing Date, each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and to the Company’s Knowledge, of each other party thereto, and enforceable in accordance with its terms and is in full force and effect. Except as set forth in in Section 3.15 of the Schedules, the Company or one of its Subsidiaries party thereto and, to the Company’s Knowledge, each of the other parties thereto, are not in material default under any of such Material Contracts and no event has occurred which, with or without notice or lapse of time, or both, would constitute such a material default. Neither the Company nor any of its Subsidiaries has (i) received any notice of cancellation or termination or, other than pursuant to the terms of such Material Contract existing as of the Closing Date. Except as set forth on Section 3.3 of the Schedules, the consummation of the Merger and the other transactions contemplated by this Agreement shall not afford any other party the right to terminate any Material Contract.

Section 3.16. Insurance. Section 3.16 of the Schedules contains an accurate and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries. All such policies are in full force and effect, all premiums due with respect thereto have been timely paid in full, the Company and its Subsidiaries are in material compliance with the terms and provisions thereof and neither the Company nor its Subsidiaries has received notice of default under, or cancellation or modification of any such policies. No notice of cancellation or termination has been received with respect to any such policies. There is no claim by the Company or its Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of any such policies and there is no basis for denial of any claim under any such policies. Neither the Company nor any of its Subsidiaries has received any notice from or on behalf of any insurance carrier issuing any such policies that insurance rates therefor shall hereafter be increased or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any such policies. Neither the Company nor any of its Subsidiaries has experienced claims in excess of current coverage of such insurance. There are no outstanding bonds or other surety arrangements issued or entered into in connection with the assets, properties or business of the Company or its Subsidiaries. No bond is required to satisfy any contractual, statutory or regulatory requirement applicable to the Company or its Subsidiaries. The representations and warranties set forth in this Section 3.16 do not apply to insurance maintained or provided in connection with any Employee Benefit Plan.

40

Section 3.17. Real Property.

(a) Section 3.17(a)(i) of the Schedules sets forth (whether as lessee or lessor) a list of all leases of real property (such real property, the “Leased Property”) to which the Company or any Subsidiary is a party or by which it is bound (each a “Material Lease,” and collectively the “Material Leases”). Except as set forth in Section 3.17(a)(ii) of the Schedules, neither the Company nor any Subsidiary owns or has owned within the prior five (5) years, any real property.

(b) Except as set forth in Section 3.17(b) of the Schedules, (i) each Material Lease is valid and binding on the Company or one of its Subsidiaries, as applicable, and, to the Company’s Knowledge, on the other parties thereto, is in full force and effect and is enforceable in accordance with its terms, (ii) the Company or one of its Subsidiaries has good, valid and marketable estate in all owned Property, free and clear of all Liens except Permitted Liens, (iii) the Company or one of its Subsidiaries has good, valid and marketable leasehold estate in all Leased Property, free and clear of all Liens except Permitted Liens, and (iv) the Company or one of its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto, is not in material default under each Material Lease. During the past two (2) years, neither the Company nor any of its Subsidiaries has received written notice of any material default under any Material Lease, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in a material breach or violation of, or material default under, any Material Lease.

(c) None of the Property is subject to any lease, option to purchase, purchase agreement or grant to any Person of any right relating to the use, occupancy or enjoyment of such property or any portion thereof.

(d) The Property is not subject to any use restrictions, exceptions, reservations or limitations which interfere with or impair the present and continued use thereof as currently used by the Company and its Subsidiaries in the conduct of their respective businesses. No portion of the Property is operated as a nonconforming use.

(e) During the past five (5) years, neither the Company nor any of its Subsidiaries has received notice to the effect that any buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the Property violate in any material respect any applicable Laws. All such buildings, structures, improvements, fixtures and appurtenances are in good condition and repair in all material respects, subject to normal wear and tear and all necessary utilities are currently available to the Property in sufficient size and capacity to adequately serve the continued use thereof as currently used by the Company and its Subsidiaries in the conduct of their respective businesses.

41

(f) During the past five (5) years, neither the Company nor any of its Subsidiaries has received notice of any pending or threatened condemnation Actions relating to any of the Property.

(g) The Property is properly zoned to permit the continued use of the Property for the conduct of the respective businesses of the Company and its Subsidiaries.

Section 3.18. Title to Assets. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible assets and properties (including those reflected on the Recent Balance Sheet and those purchased after the Recent Balance Sheet Date, but excluding any such tangible assets and properties sold, consumed, or otherwise disposed of in the Ordinary Course of Business since the Recent Balance Sheet Date), free and clear of all Liens except for Permitted Liens and except as set forth in Section 3.18 of the Schedules. There are no material assets or property used in the operation of the respective businesses of the Company and its Subsidiaries other than the assets and properties reflected on the Recent Balance Sheet or purchased or leased in the Ordinary Course of Business since the Recent Balance Sheet Date. All material properties and assets used or useful in the operation of the business of the Company and its Subsidiaries are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the business of the Company and its Subsidiaries, are usable in a manner consistent with their current use.

Section 3.19. Related Party Transactions. Except as set forth in Section 3.19 of the Schedules, none of the Company’s or any of its Subsidiaries’ stockholders, directors, officers or employees (or any Affiliate, equity holder, director, officer or family member thereof) is involved or has been involved during the prior twelve (12) months in any business arrangement, relationship or Contract with the Company or its Subsidiaries other than employment arrangements entered into in the Ordinary Course of Business, and none of the Company’s stockholders, directors, officers or employees (or any Affiliate, equity holder, director, officer or family member thereof) owns or has owned during the prior twelve (12) months any property or right, tangible or intangible, which is used by the Company or its Subsidiaries.

Section 3.20. Brokers. Except as set forth in Section 3.20 of the Schedules (which fees shall be paid and fully discharged by the Company and included in the Seller Expenses), no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.21. Customers and Suppliers. Section 3.21 of the Schedules sets forth the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, based on revenue (with specification of revenues) during each of the last two (2) calendar years and the current calendar year though the Recent Balance Sheet Date (the “Material Customers”), and the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, based on payments from the Company and its Subsidiaries (with specification of expenditures) during each of the last two (2) calendar years and the current calendar year though the Recent Balance Sheet Date (the “Material Suppliers”). Except as set forth on Section 3.21 of the Schedules, since December 31, 2016, no Material Customer or Material Supplier has (a) terminated any Contract with the Company or any of its Subsidiaries, (b) materially reduced, or informed the Company or any Subsidiary that it intends to terminate or materially reduce its business relationship with the Company or any Subsidiary or (c) informed the Company or any Subsidiary of any material problem or dispute with respect to such Material Customer or Material Supplier.

42

Section 3.22. Accounts Receivable. The accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries on the Recent Balance Sheet, and all of the Company’s and its Subsidiaries’ accounts receivable, notes receivable and other receivables since the Recent Balance Sheet Date arose from bona fide transactions, the goods involved have been sold and shipped to or on behalf of the account obligors and no further goods are required to be provided and no further services are required to be rendered in order to complete the sales reflected by such accounts receivable, notes receivable and other receivables. Except as set forth on Section 3.22 of the Schedules, no such receivable has been assigned or pledged, in whole or in part, to any Person. All outstanding accounts receivable, notes receivable and other receivables that are uncollectible in whole or in part have been reserved against on the Financial Statements in accordance with GAAP. Since the Recent Balance Sheet Date, neither the Company nor any of its Subsidiaries has cancelled, or has agreed to cancel, in whole or in part, any such receivables, except in the Ordinary Course of Business.

Section 3.23. Inventory. The inventory of the Company and its Subsidiaries consists of good, usable and merchantable quality in all material respects and none of such inventory is damaged or obsolete, except to the extent of reserves on the Recent Balance Sheet, as adjusted in accordance with GAAP in the Ordinary Course of Business since the date thereof. All of such inventory has been valued in a manner consistent with past practice (including, without limitation, the method of computing overhead and other indirect expenses applied to inventory) and in accordance with GAAP. All of such inventory conforms and was manufactured in accordance, in each case, in all material respects, with applicable Law.

Section 3.24. Products.

(a) Parent has been provided with complete and accurate copies of the standard terms and conditions of sale for each of the products of the Company and its Subsidiaries (containing applicable guaranty, warranty and indemnity provisions). Except for such standard terms and conditions of sale, no product sold or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b) Neither the Company nor its Subsidiaries has any material Liability of any nature whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product or other item sold, designed or produced prior to the Closing by the Company or any of its Subsidiaries that is not otherwise fully and adequately reserved against as reflected on the face of the Recent Balance Sheet. All products or other items sold, designed or produced prior to the Closing by the Company or any of its Subsidiaries have been manufactured and sold in compliance with all Laws in all material respects.

43

(c) Except as set forth on Section 3.24 of the Schedules, neither the Company nor any of its Subsidiaries has entered into, or offered to enter into, any Contract pursuant to which the Company or any of its Subsidiaries is or shall be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements with or to any customer or other business relation. The Company and its Subsidiaries have paid all rebates, discounts, promotional allowances or similar payments or arrangements due and owing by it, and has adequately accrued for any such rebates, discounts, promotional allowances or similar payments or arrangements on the Recent Balance Sheet.

Section 3.25. Banking Facilities; Powers of Attorney. Section 3.25 of the Schedules sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company or any of its Subsidiaries has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or any of its Subsidiaries thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding general or special powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco hereby jointly and severally represent and warrant to the Company as of the Closing Date as follows:

Section 4.1. Organization. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Each of Parent and Newco has delivered or made available to the Company true and complete copies of its certificate of incorporation (and all amendments thereto) and bylaws (as currently in effect).

Section 4.2. Authorization. Each of Parent and Newco has the corporate power and authority to execute and deliver this Agreement and each other Merger Document to which it is a party and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action (including any required stockholder approvals) and no other corporate or stockholder action on the part of Parent or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and each other Merger Document by Parent or Newco and the consummation by Parent or Newco of the Merger and the other transactions contemplated hereby and thereby. This Agreement and each other Merger Agreement to which Parent or Newco is a party has been duly authorized, executed and delivered by Parent and Newco and, assuming that this Agreement has been duly and validly authorized, executed and delivered by the Company and the Stockholders, constitutes a valid and binding agreement of Parent and Newco, enforceable against Parent and Newco in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

44

Section 4.3. Non-contravention. The execution, delivery and performance by Parent and Newco of this Agreement and each other Merger Document to which it is a party, the consummation of the Merger and each of the other transactions contemplated hereby and thereby will not (i) contravene any provision contained in such entity’s certificate of incorporation or bylaws, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (A) any Contract, license, permit or other instrument or obligation or (B) assuming satisfaction of the requirements set forth in Section 4.4 below, any judgment, Law or other restriction of any Governmental Authority, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity.

Section 4.4. No Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement, the other Merger Documents to which Parent or Newco is a party or the consummation of the transactions contemplated hereby or thereby by Parent or Newco, except for filing and recordation of appropriate Merger Documents as required by the DGCL.

Section 4.5. Litigation. Neither Parent nor Newco is party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.6. Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent or Newco in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.7. Solvency. As of the Closing, Parent shall have taken all measures necessary, including, without limitation, the contribution of capital to Newco, to ensure that, after giving effect to the transactions contemplated by this Agreement, including the payment of the Final Merger Consideration and the satisfaction of all Liabilities of the Surviving Corporation, (a) the Surviving Corporation (or its successors and assigns) will be Solvent and (b) the Present Fair Saleable Value of the assets of the Surviving Corporation will exceed its debt, plus its total “capital,” as such term is determined in accordance with Section 154 of the DGCL. For purposes of this Agreement, “Solvent” when used with respect to the Surviving Corporation (or its successors and assigns), means that, as of any date of determination (i) the amount of the Present Fair Saleable Value of their assets will, as of such date, exceed all of its Liabilities, contingent or otherwise, as of such date, (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Surviving Corporation (or its successors and assigns) will be able to pay its debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by the Surviving Corporation and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent,” (i) “debt” means Liability on a “claim” and (ii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

45

Section 4.8. NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE V OF THIS AGREEMENT (AS QUALIFIED BY THE SCHEDULES) AND IN THE OTHER MERGER DOCUMENTS, INCLUDING THE L/T REPRESENTATIONS, THE FORMER HOLDERS AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. EACH OF PARENT AND NEWCO ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION MADE BY OR ON BEHALF OF THE FORMER HOLDERS OR THE COMPANY EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE III OR ARTICLE V HEREOF (AS QUALIFIED BY THE SCHEDULES AS SUPPLEMENTED OR AMENDED) AND IN THE OTHER MERGER DOCUMENTS, INCLUDING THE L/T REPRESENTATIONS, AND THAT NO PERSON HAS BEEN AUTHORIZED BY THE FORMER HOLDERS OR THE COMPANY TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE FORMER HOLDERS, THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE BUSINESSES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT AS SET FORTH IN ARTICLE III OR ARTICLE V HEREOF (AS QUALIFIED BY THE SCHEDULES) AND IN THE other MERGER DOCUMENTS, INCLUDING THE L/T REPRESENTATIONS, AND, IF MADE, ANY SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON. EACH OF THE COMPANY AND THE FORMER HOLDERS ARE RELYING UPON PARENT AND NEWCO’s REPRESENTATIONS IN THIS SECTION 4.8 IN ENTERING INTO THIS AGREEMENT OR THE LETTERS OF TRANSMITTAL. EACH OF PARENT AND NEWCO FURTHER ACKNOWLEDGES THAT NEITHER THE FORMER HOLDERS, THE COMPANY NOR ANY OTHER PERSON OR ENTITY WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR NEWCO RESULTING FROM THE DISTRIBUTION TO PARENT, NEWCO OR THEIR REPRESENTATIVES OR PARENT’S OR NEWCO’S USE OF ANY INFORMATION REGARDING THE COMPANY OR ITS BUSINESSES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER MERGER DOCUMENTS, INCLUDING ANY PROJECTIONS OR OTHER INFORMATION PROVIDED BY OR ON BEHALF OF THE COMPANY OR SET FORTH IN THE COMPANY’S CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATIONS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.

46

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Parent and Newco as of the Closing Date as follows:

Section 5.1. Organization and Qualification. If such Stockholder is an entity, such Stockholder is a trust, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority necessary to own or lease its property and assets and to carry on its business as presently conducted.

Section 5.2. Authorization. Such Stockholder has the legal capacity, power and authority to execute and deliver this Agreement and each other Merger Document to which such Stockholder is a party and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite action and no other action on the part of such Stockholder and, if such Stockholder is an entity, its equity holders, is necessary to authorize the execution, delivery and performance of this Agreement and each other Merger Document by such Company and the consummation by such Stockholder of the transactions contemplated hereby and thereby. This Agreement and each other Merger Document to which such Stockholder is a party has been duly authorized, executed and delivered by such Stockholder and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Newco, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

Section 5.3. Non-contravention. Neither the execution and delivery of this Agreement or any other Merger Document, the consummation of the transactions contemplated hereby or thereby nor the fulfillment of and the performance by such Stockholder of its obligations hereunder or thereunder will (i) if such Stockholder is an entity, contravene any provision contained in such Stockholder's organizational documents (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any Contract, license, permit or other instrument or obligation or (B) assuming satisfaction of the requirements set forth in Section 5.4 below, any judgment, Law or other restriction of any Governmental Authority, in each case to which such Stockholder is a party or by which it is bound or to which any of its respective assets or properties, including any Company Stock, are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of such Stockholder, (iv) result in the imposition of any Lien on the Company Stock owned by such Stockholder (with or without the lapse of time, the giving of notice or both); which, in the case of clauses (ii) and (iii) above, would, individually or in the aggregate, reasonably be expected to prevent such Stockholder from entering into this Agreement or any Merger Document, performing its obligations under this Agreement or any Merger Document or consummating the transactions contemplated hereby or thereby.

47

Section 5.4. Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement, the other Merger Documents to which such Stockholder is a party or the consummation of the transactions contemplated hereby or thereby by such Stockholder, except for filing and recordation of appropriate Merger Documents as required by the DGCL and those the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to affect the ability of such Stockholder to enter into, or prevent such Stockholder from entering into, this Agreement or any Merger Document, performing its obligations under this Agreement or any Merger Document or consummating the transactions contemplated hereby or thereby.

Section 5.5. Litigation. Such Stockholder is not a party to any litigation or threatened litigation which would, individually or in the aggregate, reasonably be expected to prevent such Stockholder from entering into this Agreement or any Merger Document, performing its obligations under this Agreement or any Merger Document or consummating the transactions contemplated hereby or thereby.

Section 5.6. Brokers. Except as set forth in Section 3.20 of the Schedules (which fees shall be paid and fully discharged by the Company and included in the Seller Expenses), no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from such Stockholder in connection with this Agreement or any of the transactions contemplated hereby.

Section 5.7. Title to Company Stock. Such Stockholder (a) has good and marketable title to, and is the record and beneficial owner of, all of the Company Stock listed as held by such Stockholder on Section 3.5(a) of the Schedules, (b) has complete and unrestricted power and unqualified right to sell, convey, assign, transfer and deliver all such Company Stock, except for any restrictions under the Shareholders Agreement, which shall be terminated at the Closing, and (c) except pursuant to this Agreement, has not directly or indirectly, granted any option, warrant or other right which is in effect to any Person to acquire any Company Stock.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1. Retention of Information. After the Effective Time, Parent shall make available, and shall cause the Surviving Corporation to make available, to the Representative and its accountants, agents and representatives, any and all books, records, contracts and other information of the Company and its Subsidiaries existing at the Effective Time to the extent reasonably requested by the Representative in connection with any purposes contemplated by this Agreement. Parent will cause the Surviving Corporation to hold all of the books and records of the Company and its Subsidiaries existing on the Closing Date and not destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the Representative.

48

Section 6.2. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger, including to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Representative and Parent; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law or any applicable securities exchange rules or regulations. Notwithstanding the foregoing, each party shall use its reasonable efforts to consult with the Parent and the Representative prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.

Section 6.3. Employee Benefits.

(a) Parent shall provide, or cause to be provided, to each individual who is an actively employed employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (a “Company Employee”), for a period of one (1) year following the Closing Date, (i) during his or her employment, (x) base salary level or base wages that are comparable to those provided by the Company or any of its Subsidiaries to such Company Employee immediately prior to the Effective Time, and (y) employee benefits that are substantially similar in the aggregate to those offered to similarly situated employees of Parent, and (ii) to the extent his or her employment is terminated during such one (1) year period, severance benefits at least as favorable as those offered by the Company or its Subsidiaries to similarly situated employees immediately prior to the Effective Time as set forth on Schedule 6.3(a). After the Closing, Parent and the Surviving Corporation shall continue to implement and adhere to the terms and conditions of the 2017 IWCO Direct Management Incentive Plan.

(b) For purposes of eligibility for participation, vesting, paid time off and severance, each Company Employee shall be credited under each benefit plan of Parent or its Affiliates (including the Surviving Corporation and its Subsidiaries), other than any equity plans, to which such Company Employee is entitled to participate (a “Parent Benefit Plan”) with all years of service with the Company or its Subsidiaries before the Closing Date, except to the extent such credit would result in a duplication of benefits. In addition: (i) for any Parent Benefit Plan to which a Company Employee is entitled to participate and which replaces coverage under comparable Employee Benefit Plans in which such Company Employee participated, such Company Employee shall be immediately eligible to participate, without any waiting time; (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Company Employee and his or her covered dependents, and (iii) Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Employee Benefit Plan ending on the Closing Date, to be taken into account under such Parent Benefit Plan for the remainder of the Parent Benefit Plan year in which the Closing Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

49

(c) Parent or the Surviving Corporation or their Subsidiaries, as applicable, shall (i) to the extent reflected as a current liability in the Net Working Capital, credit each of the Company Employees with an amount of paid time off days following the Closing equal to the amount of paid time off days each such Company Employee has accrued but not yet used or cashed out as of the Closing under the Company's paid time off policies as in effect immediately prior to the Closing, and (ii) allow each of the Company Employees to use such accrued paid time off days at such times as each would have been allowed under the Company's paid time off policies as in effect immediately prior to the Closing.

(d) This Section 6.3 shall be binding upon and inure solely to the benefit of each party hereto (and not any current or former officer, employee or service provider of the Company or any of its Subsidiaries or Parent), and for the avoidance of doubt, nothing in this Agreement is intended to (i) confer upon any current or former employee or other service provider of the Company or any of its Subsidiaries any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, the Surviving Corporation (if applicable) or any Subsidiary thereof (if applicable)), (ii) constitute or create an employment agreement with, or modify the at-will status of any, employee or other service provider, (iii) amend or create any rights under an Employee Benefit Plan or Parent Benefit Plan or (iv) amend or cause a creation of any employee benefit plan or other compensatory arrangements of Parent or any of its Subsidiaries (including, the Surviving Corporation (if applicable) or any Subsidiary thereof (if applicable)).

Section 6.4. Indemnification of Directors and Officers.

(a) The Company has obtained a six-year “tail” policy providing coverage substantially similar to the Company's existing officers' and directors' liability insurance coverage (the “D&O Insurance Tail Policy”), a copy of which has been made available to Parent.

(b) After the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless any present (as of the Effective Time) or former officer or director or employee of the Company and its Subsidiaries (the “D&O Indemnified Persons”), to the extent that any D&O Indemnified Person becomes subject to any claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the D&O Indemnified Person is or was an officer, director or employee of the Company or any of its Subsidiaries at or prior to the Effective Time or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law.

50

(c) Parent hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company or its Subsidiaries (collectively, the “Indemnitors”). Parent hereby agrees (i) that the D&O Insurance Tail Policy is primary and any obligation of the Indemnitors are secondary and (ii) Parent and the Surviving Corporation irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof to the extent covered by the D&O Insurance Tail Policy. Each of Parent and the Surviving Corporation further agree that no advancement or payment by an Indemnitor on behalf of a D&O Indemnified Person with respect to any claim for which a D&O Indemnified Person has sought recovery under the D&O Insurance Tail Policy shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Person under the D&O Insurance Tail Policy. Parent and the D&O Indemnified Persons agree that the Indemnitors are express third party beneficiaries of the terms of this Section 6.4(b).

(d) Parent shall cause the Surviving Corporation and its Subsidiaries to maintain in effect in its certificate of incorporation and bylaws (or similar governing documents) for a period of six (6) years after the Effective Time, the current provisions as in effect immediately prior to the Effective Time regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the certificate of incorporation and bylaws of the Company and its Subsidiaries.

(e) In the event that the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.4.

Section 6.5. Tax Matters.

(a) Tax Cooperation and Reporting. Parent and the Representative shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Company and each of its Subsidiaries and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to any taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof or a final determination with respect to Taxes for such period, and shall not destroy or otherwise dispose of any record without first providing the other party a reasonable opportunity to review and copy the same.

51

(b) Preparation of Tax Returns; Refund Forms.

(i) Parent shall cause the Surviving Corporation and any Subsidiary to prepare all Tax Returns of the Surviving Corporation and any Subsidiary for any Pre-Closing Tax Period (including any Straddle Period) due on or after the Closing Date (the “Parent Prepared Tax Returns”). Parent shall deliver, or cause to be delivered, to the Representative drafts of each Parent Prepared Tax Return (other than any Sales Tax Returns with respect to the Company Tax Liability) and each Refund Form no later than 30 days prior to the due date of such Parent Prepared Tax Return or Refund Form (taking into account any extensions thereof) for the Representative’s review and consent; provided, that Representative’s consent shall not be unreasonably withheld, conditioned, or delayed with respect to any position taken on a Parent Prepared Tax Return if, and solely to the extent, such position could not adversely impact any Refund Forms or Refund Amounts. The Representative shall review and comment on such Tax Returns within fifteen (15) days of receipt thereof. If the Representative does not submit comments within such period, then the Representative will be deemed to have approved such Tax Returns as prepared by Parent. If the Representative delivers comments to Parent within such period, Parent shall incorporate any reasonable comments provided by Representative relating any Refund Forms or Refund Amounts; provided that, in the event the Representative and Parent disagree with respect to such comments, such dispute shall be referred to the Accounting Firm for resolution in accordance with the general procedures set forth in Section 2.7(d); provided, further, that parties hereto acknowledge that the Transaction Tax Deductions set forth on Section 1.1(c) of the Schedules have been agreed to except for amounts reflected on such Schedule incurred in the tax year ending with the Closing, which amounts the Parties agree are reasonable estimates of Transaction Tax Deductions incurred in the tax year ending with the Closing and shall be subject to Parent’s reasonable review and verification.. Parent shall timely file, or cause to be timely filed, any such Parent Prepared Tax Returns and shall cause the Surviving Corporation and any Subsidiary to timely pay all Taxes shown as due on a Parent Prepared Tax Return, if any.

(ii) Except as set forth in Section 6.5(h), Parent shall cause the Surviving Corporation and its Subsidiaries or the Parent Group, as applicable, to (A) file or cause to be filed an IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Taxes) and any analogous state and local forms (if applicable) to claim a refund with respect to any overpayments of estimated Tax by the Company and its Subsidiaries for the Tax year ending on the Closing Date, (B) file or cause to be filed an IRS Form 1139 (Corporation Application for Tentative Refund) and any analogous state and local forms (if applicable) (the forms described in this clause (B) and the preceding clause (A), collectively, the “Refund Forms”) to claim a refund with respect to the carryback of any net operating loss of the Company and its subsidiaries for the taxable period ending on the Closing Date (a “Pre-Closing Net Operating Loss”) and (C) not waive or cause to be waived the carryback period for a Pre-Closing Net Operating Loss, it being understood that any refund claimed in connection with any Refund Forms shall be claimed in cash rather than as a credit against future Tax liabilities (to the extent permitted by applicable Law). Any such Refund Forms shall be treated as a Parent Prepared Tax Return that is subject to analogous review, comment, dispute resolution and filing procedures to those set forth in Section 6.5(b)(i).

52

(c) Closing of the Tax Year. Notwithstanding anything to the contrary in this Agreement (including Section 6.15(d)), Parent shall cause the Company and its Subsidiaries to become members of the affiliated group filing a consolidated federal income Tax Return to which Parent is a member (the “Parent Group”), such that the taxable year of the Company shall terminate on the Closing Date for federal (and applicable state and local) income Tax purposes. With respect to any Parent Prepared Tax Returns, Parent and Representative, and their respective Affiliates shall, to the extent permitted by applicable Law, cause the Company and its Subsidiaries and the Parent Group, as applicable, to (i) allocate all items accruing on the Closing Date for federal income tax purposes to the taxable period of the Company and its Subsidiaries ending on the Closing Date pursuant to Treasury Regulations § 1.1502-76(b)(1) and (not pursuant to the ratable allocation method under Treasury Regulations §§ 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)), (ii) treat all deductions described in in the definition of Transaction Tax Deductions that accrue on or prior to the Closing Date as being deductible by the Company and its Subsidiaries in the taxable period of the Company and its Subsidiaries ending on the Closing Date and not to utilize the “next day rule” in Treasury Regulations §1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local or foreign law), (iii) report all transactions not in the ordinary course of business (as reasonably determined by Parent and Representative) that occur on the Closing Date after the Closing as having occurred on the day following the Closing Date to the extent permitted by applicable Law, (iv) make the election to deduct 70% of any success-based fees incurred in connection with the transactions contemplated by this Agreement in accordance with Revenue Procedure 2011-29 on the Tax Return of the Company and its Subsidiaries (or the parent of the Parent Group) for the taxable period ending on the Closing Date.

(d) Straddle Period. Subject to Section 6.5(c), the parties agree to treat (and to cause the Company and each of its Subsidiaries to treat) each Tax year of the Company and each of its Subsidiaries as ending at the end of the day on the Closing Date, unless such election is not permitted in a jurisdiction under applicable Law. If any Tax year of the Company or any Subsidiary does not end at the end of the day on the Closing Date pursuant to the preceding sentence (each, a “Straddle Period”), the, with respect to any specific Tax that the Company or any Subsidiary is required to file a Tax Return for a Straddle Period, the parties agree to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending at the end of the day on the Closing Date (including for purposes of preparing any Tax Returns and Refund Forms in accordance with Section 6.5(b)): (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending at the end of the day on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending at the end of the day on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, Sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending at the end of the day on the Closing Date shall be determined as if the Company or any Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending at the end of the day on the Closing Date using a “closing of the books methodology”.

53

(e) Tax Contests. Parent shall notify the Representative in writing within ten (10) days after receipt by Parent, the Surviving Corporation or any of their Affiliates of any official inquiry, examination audit or proceeding regarding any Taxes of the Company, the Surviving Corporation or any of their Affiliates (i) relating to any Refund Forms, or (ii) that could adversely impact any refund claimed on any Refund Form or any Pre-Closing Net Operating Loss (each a “Tax Contest”). Upon providing written notice to Parent, the Representative shall have the option to exercise, on behalf of the Stockholders and at the expense of the Stockholders, control over the handling, disposition or settlement of any issue raised in any such Tax Contest relating to any item described in clauses (i) or (ii) of the preceding sentence; provided, that Parent shall have the right at its expense to participate in, any such Tax Contest controlled by the Representative and the Representative shall keep Parent informed of all material developments relating to such Tax Contest on a timely basis (including providing copies of all correspondence with and any submissions to the relevant Governmental Authority). The Representative shall not settle any such Tax Contest or related issue raised in any such Tax Contest controlled by the Representative without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). If the Representative does not exercise its option to control the handling, disposition or settlement of any issued raised in any such Tax Contest as provided in this Section 6.5(b), or fails to notify Parent of its intent to exercise its option within twenty-one (21) days of receiving notice from Parent of such Tax Contest, then Parent shall have the right to control the handling, disposition or settlement of any such issue; provided that the Representative shall be entitled to participate in any such Tax Contest controlled by Parent, and Parent shall keep the Representative informed of all material developments relating to such Tax Contest on a timely basis (including providing copies of all correspondence with and any submissions to the relevant Governmental Authority). Parent shall not settle any Tax Contest controlled by Parent without the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned, or delayed).

(f) Tax Refunds. Except as set forth in Section 6.5(h), Parent shall promptly, but in any event no later than five (5) Business Days of receipt, pay and transfer, or cause to be paid and transferred to the Representative (for further distribution to the Former Holders of Series A Preferred Stock) and the holders of Transaction Incentive Award Amounts in the manner provided in Section 2.7(f), in each case in accordance with their respective Distribution Percentages, the amount of any cash Tax refund that is received by the Surviving Corporation, Parent, the Parent Group, or any of their respective Affiliates with respect to (i) the taxable period ending on the Closing Date or (ii) the filing of a Refund Form, in each case with respect to clauses (i) and (ii) to the extent the amount of any such Tax refund is attributable to the Transaction Tax Deductions (including any refund of estimated tax payments attributable to Transaction Tax Deductions or any refund resulting from the carryback of any Pre-Closing Net Operating Loss attributable to the Transaction Tax Deductions) (the amounts described in clauses (i) and (ii), each a “Refund Amount”), net of any reasonable out-of-pocket costs incurred by Surviving Corporation, Parent, the Parent Group, or any of their respective Affiliates in connection with preparing and filing such Refund Forms and obtaining such Tax refunds. For purposes of this Section 6.5(f), the aggregate amount of  the Refund Amounts shall not exceed the aggregate amount of the Refund Amounts calculated by taking into account the difference between the aggregate Tax refunds, if any, that would have been received by the Surviving Corporation, Parent, the Parent Group, or any of their respective Affiliates with respect to the taxable period ending on the Closing Date and the filing of any Refund Forms without any Transaction Tax Deductions, and the actual aggregate amount of such Tax refunds received by the Surviving Corporation, Parent, the Parent Group, or any of their respective Affiliates with respect to the taxable period ending on the Closing Date and the filing of such Refund Forms taking into account the Transaction Tax Deductions, it being the intention that the payment of Tax refunds to the Representative be limited to Tax refunds attributable only to the Transaction Tax Deductions.

54

(g) Post-Closing Actions. Except with respect to the Company Tax Liability, Parent and its Affiliates shall not, and shall cause the Company, the Surviving Corporation, their respective Affiliates, and the Parent Group to not, without the prior written consent of the Representative (which such consent not to be unreasonably withheld, conditioned or delayed): (i) file, refile, amend, revoke or otherwise modify any Tax Return or any Tax election for any Pre-Closing Tax Period or any Straddle Period, (ii) waive any carryback of any Pre-Closing Net Operating Loss or other Tax attribute of the Company or any of its Subsidiaries arising in any Pre-Closing Tax Period, (iii) extend or waive, any statute of limitations or other period for the assessment of any Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, or (iv) initiate any discussions or examinations with, or otherwise provide information to, any Governmental Authority with respect to any Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, in each case (clauses (i), (ii), (iii) and (iv)), only to the extent that it could adversely impact any Refund Form, any Refund Amount, or any Pre-Closing Net Operating Loss. For avoidance of doubt, and except for matters that are expressly governed by other provisions of this Agreement (including Section 6.5(b)(i) and Section 6.5(e)), Parent, the Surviving Corporation and its Subsidiaries shall have sole control all other matters related to any Pre-Closing Tax Period.

(h) Company Tax Liability. Notwithstanding anything to the contrary in this Section 6.5, Parent, the Surviving Corporation and its Subsidiaries (and not the Representative or any Stockholder) shall be entitled to (i) receive any Tax refunds and other Tax benefits arising from, related to or associated with the Company Tax Liability and (ii) shall have sole control over any inquiry, examination audit or proceeding regarding any Taxes of the Company, the Surviving Corporation or any of their Affiliates arising from, related to or associated with the Company Tax Liability. Parent shall be solely entitled to, and may cause the Surviving Corporation and any Subsidiary to, prepare and file all Tax Returns of the Surviving Corporation and any Subsidiary arising from, related to or associated with the Company Tax Liability or payment of any Taxes related thereto, including, without limitation, (A) filing, refiling, amending, revoking or otherwise modifying any Tax Return or any Tax election for any Pre-Closing Tax Period or any Straddle Period, (B) filing any Tax refund form, (C) extending or waiving, any statute of limitations or other period for the assessment of any Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, and (D) initiating any discussions or examinations with, or otherwise providing information to, any Governmental Authority. Any such Tax Returns shall not be subject to any analogous review, comment, dispute resolution and filing procedures to those set forth in Section 6.5(b)(i).

Section 6.6. Stockholder Matters. As a condition precedent to receiving its consideration pursuant to this Agreement, each Former Holder has entered (or will enter prior to receiving its consideration) a Support Agreement. The parties hereto acknowledge and agree that (i) the Support Agreements are an integral part of the transactions contemplated by this Agreement and the other Merger Documents, (ii) the Support Agreements are part of the terms and conditions of this Agreement and (iii) each stockholder of the Company (or Former Holder, as the case may be) must enter into a Support Agreement prior to receiving any consideration pursuant to this Agreement (or otherwise in connection with the Merger). Parent and Newco hereby acknowledge receipt of Support Agreements from the Stockholders.

Section 6.7. Restrictions on Dissolution. Each of Court Square Capital Partners II, L.P., Court Square Capital Partners II-A, L.P., Court Square Capital Partners (Executive) II, L.P., Court Square Capital Partners (Offshore) II, L.P., ACP/IWCO Holdings LLC and ACP/IWCO Splitter, L.P. agree not to dissolve and liquidate for a period of sixty (60) days following the Closing.

55

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1. Survival of Representations. The Fundamental Representations shall survive the Closing for a period of three (3) years and the representations and warranties in Section 3.11 (Environmental Matters) and Section 3.13 (Employee Benefit Matters) shall survive the Closing for a period of six (6) years. No other representations and warranties of the parties hereunder or in any Letter of Transmittal shall survive the Closing, except in the case of a Fundamental Payout Amount. If a Fundamental Payment Amount occurs at any time, then all representations and warranties in Article III and Article V, in each Letter of Transmittal and in each Support Agreement shall be deemed to survive the Closing for a period of three (3) years (except that the Tax Representations and the representations and warranties in Section 3.11 (Environmental Matters) and Section 3.13 (Employee Benefit Matters) survive the Closing for a period of six (6) years). The covenants and obligations contained in this Agreement that, by their terms, provide for performance following the Closing Date shall survive the Closing in accordance with their terms. No indemnifying party shall have any liability hereunder with respect to any claim for breach of any such representation, warranty or covenant, unless notice of such claim is first given in accordance with Section 7.3 before the end of the survival period specified therefor in this Section 7.1 and such notice specifies in reasonable detail the matter giving rise to the claim, the nature of the claim and, to the extent then known, the amount of the claim. Any representation, warranty or covenant subject to a notice of a claim first given in accordance with Section 7.3 before the end of the survival period (or deemed survival period) specified therefor in this Section 7.1 shall, notwithstanding the provisions of this Section 7.1, survive until final resolution of each such claim.

Section 7.2. Indemnification.

(a) Subject to the provisions of this Article VII, the Stockholders and the holders of Transaction Incentive Awards, severally but not jointly, in accordance with their respective Distribution Percentages, agree to indemnify, defend and hold each of Parent, Newco, the Surviving Corporation and/or any of their respective officers, directors, employees, affiliates and/or agents (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) harmless from any Actions, damages, losses, Liabilities, interest, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses, but excluding punitive and exemplary damages (in each case other than such amounts payable to third parties in respect of Third Party Claims)) (“Loss”) as a result of or arising out of (i) the breach or failure of any Company Fundamental Representation to be true and correct, (ii) the breach or failure of any representation or warranty in Article III or Article V, any L/T Representations, other than any Company Fundamental Representation, to be true and correct but only in case of this clause (ii) in the event that Losses are payable to the Buyer Indemnitees under the R&W Insurance Policy for a breach of a Company Fundamental Representation (such amount, the “Fundamental Payout Amount”) and the coverage limit under the R&W Insurance Policy is exceeded, and then only to the extent of the Fundamental Payout Amount, (iii) any breach by any Former Holder or Representative of any of its covenants or agreements contained herein, in any Support Agreement or in any Letter of Transmittal, (iv) the exercise by any Former Holder of appraisal rights under Section 262 of the DGCL, including any amounts paid to the Former Holders, including any interest required to be paid thereon, that are in excess of what the Former Holders would have received hereunder; (v) any claim made by any Former Holder or any holder of Transaction Incentive Awards relating to such Person’s rights with respect to the Merger Consideration or the calculations and determinations set forth on the Estimated Merger Consideration Statement Spreadsheet; (vi) any Closing Date Funded Indebtedness to the extent not taken into account in the Merger Consideration and (vii) any Seller Expenses to the extent not taken into account in the Merger Consideration; provided, however, that in the case of any breach or failure of a representation or warranty in Article V, any Support Agreement or any L/T Representation to be true and correct, each Stockholder and each holder of a Transaction Incentive Award shall only be liable for its own breach or misrepresentation.

56

(b) Subject to the provisions of this Article VII, each of Parent and the Surviving Corporation agrees to indemnify, defend and hold each of the Former Holders and their respective officers, directors, employees, partners, Affiliates and/or agents (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of or arising out of (i) the failure of any Fundamental Representation made by Parent or Newco to be true and correct as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), (ii) any breach by Parent or Newco of any of its covenants or agreements contained herein, (iii) any Company Tax Liability and (iv) any breach by the Surviving Corporation (including by way of being the successor of Newco and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

(c) For purposes of determining the existence of any inaccuracy in, breach of or failure of any representation, warranty or covenant in this Agreement, any Letter of Transmittal or any Support Agreement, or calculating the amount of any Loss incurred in connection therewith, any and all references to "material," "materially," and "materiality" (or other correlative or similar terms or qualifiers) shall be disregarded.

(d) All indemnification payments under this Article VII shall be adjustments to the Merger Consideration except as otherwise required by applicable law.

Section 7.3. Claims.

(a) Any party seeking indemnification under Section 7.2 (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify the Representative in writing) (such notified party, the “Responsible Party”) notice of any matter which such Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within 30 days of such determination, stating in reasonable detail, the nature of the claim, a good-faith reasonable estimate of the Loss to the extent then known and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that, subject to the survival periods set forth in Section 8.1, the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent (and only to the extent) that the Responsible Party is actually materially prejudiced thereby. If the Responsible Party has disputed a claim for indemnification (including any Third-Party Claim), the Responsible Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Responsible Party and the Indemnified Party cannot resolve such dispute in a reasonable period of time after notice is delivered, such dispute shall be resolved pursuant to the terms of Section 9.5.

57

(b) If an Action by a third party (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly, and in any event within 30 days of the determination that a right to indemnification exists, notify the Responsible Party of such claims in writing; provided that, subject to the survival periods set forth in Section 7.1, the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent (and only to the extent) that the Responsible Party is actually materially prejudiced thereby. Except with respect to Exception Claims, the Responsible Party may, by delivery to the Indemnified Party of written notice acknowledging the Responsible Party's obligation to indemnify the Indemnified Party with respect to any Loss related to such Third Party Claim subject to the limitations set forth in this Article VII, assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith in accordance with Section 7.3(c); provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, at the Indemnified Party’s own cost and expense. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party for such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not elect to undertake the defense thereof or if such Third Party Claim is an Exception Claim, the Indemnified Party shall have the right to contest, settle or compromise the claim and shall not thereby waive any right to indemnity therefor pursuant to this Agreement. With respect to a Third Party Claim for which the Responsible Party has assumed the conduct and control, the Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement (i) that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment or (ii) that grants any relief other than money damages (which are paid by the Responsible Party to the extent provided herein). The Responsible Party may not pay or settle any other Third Party Claim. In the event of any conflict between this Section 7.3(b) and Section 6.5(b) with respect to any Tax Contests, the provisions of Section 6.5(b) shall control.

58

(c) With respect to a Third Party Claim for which the Responsible Party has assumed the conduct and control pursuant to Section 7.3(b), any Indemnified Party shall, at the expense of the Responsible Party, cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall, at the expense of the Responsible Party, furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making mutually agreed upon employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall cooperate with each other in any notifications to insurers.

(d) The parties acknowledge and agree that any Losses related to claims for indemnification pursuant to Section 7.2(a)(iv) made on or prior to sixty (60) days following the Closing Date (an “Appraisal Claim”) may, at the election of the Buyer Indemnitee, be paid from the Adjustment Escrow Amount remaining in the Escrow Account. In the event any Appraisal Claims remains unresolved as of date the Adjustment Escrow Amount is to be distributed to the Former Holders of Series A Preferred Stock and the holders of Transaction Incentive Awards pursuant to Section 2.7(e), any Adjustment Escrow Amount remaining in the Escrow Account shall remain in the Escrow Account until all Appraisal Claims have been fully resolved and any Losses related thereto fully paid. Within two (2) Business Days after an Appraisal Claim is resolved, Representative and Parent shall deliver to the Escrow Agent joint written instruction instructing the Escrow Agent to make payment of all Losses related to such Appraisal Claim to the applicable Buyer Indemnitee. The Buyer Indemnitees' remedy against the Escrow Account pursuant to this Section 7.3(d) is cumulative with any other remedies available pursuant to this Agreement, and not exclusive.

Section 7.4. Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 7.2 are subject to the following limitations:

(a) The Buyer Indemnitees shall not be entitled to recover that portion of any Losses to the extent such Losses are specifically reflected or reserved for as a current liability in the calculation of Net Working Capital, as finally determined in accordance with Section 2.7;

(b) The Buyer Indemnitees’ sole recourse for any claims or Losses pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii) (with respect to Section 7.2(a)(ii), other than any Fundamental Payout Amount, but only to the extent of such Fundamental Payout Amount as set forth in Section 7.2(a)(ii)) is the R&W Insurance Policy except for claims or Losses pursuant to Section 7.2(a)(i) which are (x) in an aggregate amount up to the Retention Amount or (y) after the R&W Insurance Policy has been exhausted.

59

(c) The Buyer Indemnitees shall not be entitled to recover for any Losses that in the aggregate exceed the Indemnification Cap. In no event shall any Stockholder or holder of a Transaction Incentive Award be required to indemnify the Buyer Indemnitees for any Losses that in the aggregate exceed such Person's pro rata share (based on the amount of proceeds received by such Person in relation to the proceeds received by all Former Holders and holders of Transaction Incentive Awards) of the Indemnification Cap; provided, however, that, with respect to a holder of a Transaction Incentive Award who is not a Former Holder of Series A Preferred Stock, such holder shall not be required to indemnify the Buyer Indemnitees for any Losses that exceed the amount received by such holder pursuant to the Transaction Incentive Award.

Section 7.5. Special Rule for Fraud. Notwithstanding anything to the contrary contained in this Article VII or elsewhere in this Agreement, in the event of any breach of a representation or warranty constitutes Fraud (as finally determined by a court of competent jurisdiction), then (a) such representation or warranty shall survive indefinitely and (b) the limitations and conditions set forth Section 7.4, as applicable, shall not apply to any Loss that the Buyer Indemnitees may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach; provided that the Buyer Indemnitees shall not be entitled to recover for any Losses that in the aggregate exceed the Indemnification Cap.

Section 7.6. Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, indemnification pursuant to, and subject to the limitations provided in, this Article VII shall be the sole and exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement and with respect to any and all claims by Buyer Indemnitees relating to this Agreement, the Company and its Subsidiaries and by Seller Indemnitees relating to this Agreement, other than as provided in Section 2.7(d), as provided in Section 6.5(e) with respect to Tax Contests, for specific performance under Section 9.12, in the case of Fraud. Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, Parent, Newco, Stockholders and Representative hereby unconditionally and irrevocably waive, on behalf of themselves, their Affiliates and their respective directors, officers, managers, partners and equity holders, any claim or cause of action (including known or unknown, foreseen or unforeseen) arising from this Agreement, the events giving rise to or subject matter of this Agreement and the transactions contemplated hereby, which it or any of its Affiliates (including the Surviving Corporation) may have against the other parties hereto or any of their respective successors, assigns, and any present or former directors, managers, officers, employees or agents of such Person, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws, except for claims or causes of action brought under and subject to the terms and conditions of this Article VII (other than as provided in Section 2.7(d), for specific performance under Section 9.12, in the case of Fraud).

Section 7.7. Mitigation of Damages. Each Indemnified Party shall use its reasonable efforts to mitigate any indemnifiable Loss as required by Law. In the event that an Indemnified Party fails to mitigate an indemnifiable Loss as required by Law, the Responsible Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.

60

Section 7.8. Effect of Investigation or Knowledge. Any claim by a Buyer Indemnitee for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Parent, Newco or any of their respective Affiliates or any of their respective officers, directors, employees, investors, lenders, agents or representatives, nor shall such a claim be adversely affected by the knowledge of Parent, Newco or any of their respective Affiliates or any of their respective officers, directors, employees, investors, lenders, agents or representatives on or before the Closing Date of any breach or inaccuracy of any of the representations or warranties contained herein or of any state of facts that may give rise to such a breach.

ARTICLE VIII

REPRESENTATIVE OF THE STOCKHOLDERS OF THE COMPANY

Section 8.1. Authorization of Representative.

(a) CSC (and any successor of CSC or any assign of CSC) is hereby appointed, authorized and empowered to act as a representative (the “Representative”), for the benefit of the Former Holders and the holders of Transaction Incentive Awards, as the exclusive agent and attorney-in-fact to act on behalf of each Former Holder and each holder of an Transaction Incentive Award, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such amendments, waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii) to determine, negotiate and agree upon the Net Working Capital Adjustment;

(iv) as Representative, to enforce and protect the rights and interests of the Former Holders and the holders of Transaction Incentive Awards and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement and each other Merger Document or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VII hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Former Holders and the holders of Transaction Incentive Awards, including, without limitation, asserting or pursuing any Action (a “Claim”) against Parent and/or Surviving Corporation, defending any Third Party Claims or Claims by the Buyer Indemnitees, consenting to, compromising or settling any such Third Party Claims or Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Third Party Claims or Claims, and, in connection therewith, to (A) assert any claim or institute any Action; (B) investigate, defend, contest or litigate any Action initiated by Parent, the Surviving Corporation or any other Person, or by any Governmental Authority against the Representative and/or any of the Former Holders or the holders of Transaction Incentive Awards and/or the Adjustment Escrow Funds, and receive process on behalf of any or all of the Former Holders and the holders of Transaction Incentive Awards in any such Action and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

61

(v) to refrain from enforcing any right of the Former Holders and the holders of Transaction Incentive Awards or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Merger Documents; and

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other Merger Documents.

(b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its costs and expenses incurred as the Representative. In connection with the foregoing, the Representative shall be entitled to cover or recover the costs and expenses incurred by the Representative in its capacity as the Representative from the Expense Reserve. In addition, to the extent that the Expense Reserve is at any time insufficient (as determined by the Representative in its sole discretion) to cover all of the costs and expenses incurred by the Representative in its capacity as the Representative, then the Representative may, at its option, (i) retain such amount of the proceeds received by the Former Holders and the holders of Transaction Incentive Awards after the Closing Date under any term or provision of this Agreement (such amount together with the Expense Reserve, the “Expense Funds”) or (ii) seek reimbursement of such costs and expenses directly from the Former Holders. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Expense Funds (if any) to the Former Holders of Series A Preferred Stock and, for further distribution to the holders of Transaction Incentive Awards, the Surviving Corporation, in accordance with their respective Distribution Percentages. In connection with this Agreement, the Escrow Agreement and any other Merger Documents, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Former Holders or any holders of Transaction Incentive Awards by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other Merger Documents, excepting only responsibility for any act or failure to act which represents bad faith or willful misconduct, and (ii) the Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Former Holders or any holders of Transaction Incentive Awards. Each Former Holder and holder of Transaction Incentive Awards shall indemnify, pro rata based upon such holder’s Distribution Percentage, the Representative against all losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any Action or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise; provided, however, that the foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its bad faith or willful misconduct. Any amount payable to the Representative pursuant to this Section 8.1 shall (A) first be paid from the Expense Funds and (B) thereafter paid to the Representative by the Former Holders and the holders of Transaction Incentive Awards in accordance with their respective Distribution Percentages. In the latter case, upon written notice from the Representative to the Former Holders and the holders of Transaction Incentive Awards as to the existence of a deficiency toward the payment of any such indemnification amount, each Former Holder and holder of Transaction Incentive Awards shall promptly deliver to the Representative full payment of his, her or its ratable share of the amount of such deficiency based upon such holder’s Distribution Percentage; provided, that no such holder shall be liable for any claim of indemnification by the Representative pursuant to this Section 8.1(b) which is, individually or in the aggregate, in excess of such holder’s pro rata portion of the Merger Consideration to which such holder or participant is entitled pursuant to this Agreement.

62

(c) Parent, Newco, the Surviving Corporation may conclusively and absolutely rely, without inquiry, upon any consent, approval or action of the Representative as the consent, approval or action, as the case may be, of each Former Holder and each holder of Transaction Incentive Awards individually and all of the Former Holders and holders of Transaction Incentive Awards as a group in all matters referred to in this Section 8.1

(d) Notwithstanding the provisions of Section 8.1, all of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Effective Time and/or any termination of the Escrow Agreement.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Former Holder or holder of a Transaction Incentive Award; and (ii) shall survive the consummation of the Merger.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be delivered personally, by overnight delivery service, by facsimile, by email or sent by certified, registered or express air mail, postage prepaid (and shall be deemed given (a) when delivered, if delivered by hand, (b) one Business Day after deposited with an overnight delivery service, if delivered by overnight delivery, (c) upon electronic confirmation of receipt, if faxed during normal business hours, or upon transmission, if sent by email, in either case so long as written notice of such transmission is sent within three Business Days thereafter by another delivery method described in clauses (a), (b) or (d) confirming such transmission, and (d) five days after mailing if mailed), as follows:

If to Parent or the Surviving Corporation:

ModusLink Global Solutions, Inc.
1601 Trapelo Road, Suite 170

Waltham, MA 02451

Attention: Legal Department

Facsimile: (781) 663-5095

Email: info@moduslink.com

with a copy to (which shall not constitute notice):

Ice Miller LLP

One American Square, Suite 2900
Indianapolis, Indiana 46282
Attention: John R. Thornburgh, Esq.

Facsimile: (317) 592-4783
Email: John.Thornburgh@icemiller.com

If to the Representative:

CSC Shareholder Services LLC
c/o Court Square Capital Partners

Park Avenue Plaza

55 East 52nd Street, 34th Floor
New York, New York 10055
Facsimile: (212) 752-6184
Attention: John Civantos

Email: jcivantos@courtsquare.com

63

with a copy to (which shall not constitute notice):

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Facsimile: (215) 994-2222
Attention: Craig L. Godshall, Esq.

Email: craig.godshall@dechert.com

If to any Stockholder or any holder of Transaction Incentive Awards, to the address set forth in the books and records of the Company,

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 9.2. Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in the other Schedules, notwithstanding the omission of a cross reference thereto, so long as the relevance of such matter to such other Schedules is reasonably apparent from the plain reading of the disclosure as so made. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole. Certain facts and items disclosed in the Schedules may not be believed to be material or may not be required to be disclosed pursuant to the terms of the representations and warranties in the Agreement. Such facts and items are being disclosed for informational purposes only. No disclosure on any Schedule relating to a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 9.3. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 9.4. Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. Parent and Newco understand and acknowledge that all out of pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the Seller Expenses) will be paid by the Company in cash at or prior to the Closing or will be a part of the Seller Expenses. Parent, on the one hand, and the Stockholders, on the other hand, shall each be responsible for fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and other such Taxes (“Transfer Taxes”), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement. Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges. The parties hereto agree to cooperate with Parent in the filing any such Tax Returns and other documentation, including promptly supplying any information in its possession reasonably requested by Parent that is reasonably necessary to complete such Tax Returns and other documentation.

64

Section 9.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without reference to the choice of Law or conflicts of Law principles thereof, except to the extent that the DGCL is mandatorily applicable. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in New York City, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding (including any appeals therefrom) shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

Section 9.6. Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not, without the prior written consent of Parent and Representative, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided, however, that (a) Parent and the Surviving Corporation may assign their rights to a Subsidiary of Parent upon written notice of the same to the Representative and (b) Parent and the Surviving Corporation may without such consent and upon written notice to Representative assign their rights hereunder or under the other Merger Documents as collateral security to any lender or any other debt financing source providing financing in connection with the transactions contemplated hereby, which assignment in either case of clause (a) or (b) above shall not relieve Parent or the Surviving Corporation of any of their obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Former Holders, the holders of Transaction Incentive Awards and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement, the Former Holders, the holders of Transaction Incentive Awards and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto, the Former Holders, the holders of Transaction Incentive Awards and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder, except that the Buyer Indemnitees and the Seller Indemnitees shall be intended third party beneficiaries of Article VII and the D&O Indemnified Persons shall be intended third party beneficiaries of Section 6.4.

Section 9.7. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.

65

Section 9.8. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.9. Entire Agreement. This Agreement, including the Exhibits and Schedules attached thereto, and the other Merger Documents, constitute the entire agreement among the parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters.

Section 9.10. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 9.11. No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party. As a consequence, the parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

Section 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party hereto shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction set forth in Section 9.5. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The parties hereto agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, no party hereto would have entered into this Agreement. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO. EACH PARTY AGREES THAT IN ANY SUCH LITIGATION, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY.

66

Section 9.14. Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the other Merger Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Merger Documents. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.15. Amendments. This Agreement may be amended by Parent and Representative. This Agreement (including the provisions of this Section 9.15) may not be amended or modified except by an instrument in writing signed by Parent and Representative.

Section 9.16. Conflict Waiver. Each of the parties to this Agreement, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), agree that (a) Dechert LLP may represent the Representative, the Former Holders and their Affiliates (collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Merger Documents and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) Dechert LLP (or any successor) may represent the Representative, any and all members of the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group in connection with any dispute, Action or obligation arising out of or relating to this Agreement, any other Merger Documents or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”), notwithstanding such pre-Closing representation of the Company and/or any of its Subsidiaries, and each of Parent, the Surviving Corporation, the Company and each of its Subsidiaries on behalf of itself and the Waiving Parties hereby consents thereto and waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Parent, the Surviving Corporation, the Company and each of its Subsidiaries acknowledge that the foregoing provision applies whether or not Dechert LLP provides legal services to the Company or any of its Subsidiaries after the Closing Date. Parent, the Surviving Corporation, the Company and each of its Subsidiaries, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among the Company (prior to the Closing), the Seller Group and their counsel, including Dechert LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Merger Documents or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and none of Parent, the Surviving Corporation, the Company, any of its Subsidiaries or any of the Waiving Parties or any Person purporting to act on behalf of or through the Company, any of its Subsidiaries or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Parent, the Surviving Corporation, the Company and its Subsidiaries, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Dechert LLP and the Company, its Subsidiaries or any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation.

67

Section 9.17. Protected Communication. The Company and each of its Subsidiaries hereby agrees that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Company and its Subsidiaries in and to all Protected Communications shall thereupon transfer to and be vested solely in the Former Holders and their successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company or its Subsidiaries shall thereupon be vested exclusively in the Former Holders and their successors in interest and shall be exercised or waived solely as directed by the Former Holders or their successors in interest. None of the Company or its Subsidiaries, Parent or any Person acting on any of their behalf shall, without the prior written consent of the Former Holders or their successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein, provided, however, the foregoing shall neither prohibit the Company or its Subsidiaries or any Person acting on any of their behalf from seeking proper discovery of such documents nor the Former Holders from asserting that such documents are not discoverable to the extent that applicable attorney client privileges and work product protections have attached thereto. The Former Holders and their successors in interest shall have the right at any time prior to the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire, and the Surviving Corporation and its Subsidiaries shall provide reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of Seller and its successors in interest hereunder.

Section 9.18. No Waiver of Privilege; Protection from Disclosure or Use. The parties hereto understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. The parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The parties hereto further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information. The parties hereto agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence. Each of the parties hereto further agree that promptly after the return of any inadvertently disclosed information, the party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

* * * * * * *

68

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

“PARENT”

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/ Jim Henderson
	Name:	Jim Henderson
	Title:	Chief Executive Officer

“NEWCO”

MLGS MERGER COMPANY, INC.

By:	/s/ Jim Henderson
	Name:	Jim Henderson
	Title:	Chief Executive Officer

“COMPANY”

IWCO DIRECT HOLDINGS INC.

By:	/s/ Joseph Morrison
	Name:	Joseph Morrison
	Title:	President

“REPRESENTATIVE”

CSC SHAREHOLDER SERVICES, LLC

By:	/s/ John Civantos
	Name:	John Civantos
	Title:	Authorized Signatory

Signature Page to Agreement and Plan of Merger

“STOCKHOLDERS”

COURT SQUARE CAPITAL PARTNERS II, L.P.

By:	Court Square Capital GP, LLC, its General Partner

By:	/s/ John Civantos
John Civantos, Partner

COURT SQUARE CAPITAL PARTNERS II-A, L.P.

By:	Court Square Capital GP, LLC, its General Partner

By:	/s/ John Civantos
John Civantos, Partner

COURT SQUARE CAPITAL PARTNERS (EXECUTIVE) II, L.P.

By:	Court Square Capital GP, LLC, its General Partner

By:	/s/ John Civantos
John Civantos, Partner

COURT SQUARE CAPITAL PARTNERS (OFFSHORE) II, L.P.

By:	Court Square Capital GP, LLC, its General Partner

By:	/s/ John Civantos
John Civantos, Partner

Signature Page to Agreement and Plan of Merger

“STOCKHOLDERS”

ACP/IWCO HOLDINGS LLC

By:	/s/ Ben Silbert
Ben Silbert, Authorized Signatory

ACP/IWCO SPLITTER, L.P.

By:	/s/ Ben Silbert
Ben Silbert, Authorized Signatory

Signature Page to Agreement and Plan of Merger

“STOCKHOLDERS”

WAM HOLDINGS, INC.

By:	/s/ James N. Anderson
	Name:	James N. Anderson
	Title:	Chief Manager

/s/ James N. Andersen
James N. Andersen

/s/ Joseph Morrison
Joseph Morrison

THOMAS C. WICKA & ANGELA M. WICKA, TTEE, UA/DTD, FEB. 27, 2006, THOMAS C. WICKA, 2006 GRAT

By:	/s/ Thomas C. Wicka
	Name:	Thomas C. Wicka
	Title:	Trustee

THOMAS C. WICKA, TRUSTEE UA/DTD, 10/3/05 TOM WICKA REVOCABLE TRUST

By:	/s/ Thomas C. Wicka
	Name:	Thomas C. Wicka
	Title:	Trustee

Signature Page to Agreement and Plan of Merger

DISCLOSURE SCHEDULES TO THE

AGREEMENT AND PLAN OF MERGER*

Section 1.1(a) - Distribution Percentage

Section 1.1(b) - Net Working Capital

Section 1.1(c) - Transaction Tax Deduction

Section 2.10(b)(v) - Required Consents

Section 3.1(a) - Organization and Qualification

Section 3.1(b) - Jurisdictions

Section 3.3 - Non-contravention

Section 3.4 - Consents

Section 3.5(a) - Capitalization

Section 3.5(b) – Subsidiaries

Section 3.6(a) - Financial Statements

Section 3.6(b) - Undisclosed Liabilities

Section 3.7 - Absence of Certain Developments

Section 3.8(a) - Compliance with Law

Section 3.8(c) - Permits

Section 3.9 - Litigation

Section 3.10 - Taxes

Section 3.11 - Environmental Matters

Section 3.12(a) - Employee Matters

Section 3.12(c) - Severance Arrangements

Section 3.12(e) - Current Employees

Section 3.13(a) - Employee Benefit Plans

Section 3.13(b) - Employee Benefit Plan Matters

Section 3.13(c) - Employee Benefit Plan Matters

Section 3.13(d) - ERISA Affiliates

Section 3.13(f) - Acceleration of Rights

Section 3.14(a) - Intellectual Property Rights

Section 3.14(e) - Software

Section 3.14(f) - Proprietary Software

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementary copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.

Section 3.14(j) - Information Technology Infrastructure

Section 3.15 - Contracts

Section 3.16 - Insurance

Section 3.17(a) - Real Property

Section 3.17(b) - Real Property

Section 3.18 - Title to Assets

Section 3.19 - Related Party Transactions

Section 3.20 - Brokers

Section 3.21 - Customers and Suppliers

Section 3.22 - Accounts Receivable

Section 3.24 - Products

Section 3.25 - Bank Accounts

Section 6.3(a) - Employee Benefits

EXHIBITS TO THE

AGREEMENT AND PLAN OF MERGER*

Exhibit A – Form of Support Agreement

Exhibit B – Form of Escrow Agreement

Exhibit C – Certificate of Merger

Exhibit D – Estimated Merger Consideration Statement

Exhibit E – Form of Letter of Transmittal

Exhibit F – R&W Insurance Policy

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementary copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.